UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant  ☒                                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Leggett & Platt, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

# 2022

# ANNUAL MEETING PROXY STATEMENT

Leggett & Platt®

A Message From Our
EXECUTIVE CHAIRMAN

Fellow Shareholders:

At Leggett & Platt, we enhance people’s lives worldwide by designing and manufacturing innovative, distinctive products and components for use in bedding, furniture, homes, offices, airplanes, and automobiles.

Leggett & Platt achieved several milestones in 2021, including attaining record EPS and sales from continuing operations, increasing our dividend for the 50th consecutive year, and issuing our inaugural sustainability report. These achievements would not be possible without our 20,000 employees, who are dedicated to creating innovative, sustainable products for our customers, ensuring a safe and inclusive workplace, and driving value for our shareholders.

2022 began with the seamless, long-planned CEO transition to Mitch Dolloff, who has successfully led various of our operations over the past two decades, including our global Automotive business and more recently, our global Bedding business while serving as Leggett’s COO. We also recently promoted long-tenured employees to key leadership positions and filled several newly created positions to bolster our human capital management, as well as our ID&E and ESG efforts.

Our 2022 Annual Meeting of Shareholders will be held in a virtual format only via a live webcast starting at 10:00 AM Central Time on Tuesday, May 17, 2022 to address the agenda described in this Notice of Annual Meeting of Shareholders and Proxy Statement. Details regarding registration and attending the virtual meeting can be found at register.proxypush.com/LEG.

Your vote is very important — please vote as soon as possible, either online at www.proxypush.com/LEG or by returning the enclosed proxy or voting instruction card.

On behalf of the Board of Directors, I thank you for your participation and investment in Leggett.

Sincerely,

LEGGETT & PLATT, INCORPORATED

Karl Glassman

Executive Chairman

Notice of 2022 Annual Meeting of Shareholders

Virtual Meeting Only – No Physical Meeting Location

Tuesday, May 17, 2022 | 10:00 a.m. Central Time

Dear Shareholders:

The annual meeting of shareholders of Leggett & Platt, Incorporated (the “Company”) will be held on Tuesday, May 17, 2022, at 10:00 a.m. Central Time in a virtual meeting format only, via a live webcast, with no physical in-person meeting.

You will be able to attend and participate in the annual meeting online by registering in advance at register.proxypush.com/LEG no later than 5:00 p.m. Central Time on May 16, 2022. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and to submit questions during the meeting. The virtual annual meeting has been designed to provide substantially the same rights to participate as you would have at an in-person meeting.

The annual meeting is being held for the following purposes:

1.	To elect twelve directors;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022;

3.	To provide an advisory vote to approve Named Executive Officer compensation; and

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

You are entitled to vote only if you were a Leggett & Platt shareholder at the close of business on March 8, 2022.

An Annual Report to Shareholders outlining the Company’s operations during 2021 accompanies this Notice of Annual Meeting and Proxy Statement.

By Order of the Board of Directors,

Scott S. Douglas

Secretary

Carthage, Missouri

March 31, 2022

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 17, 2022

The enclosed proxy materials and access to the proxy voting site are also available to you on the Internet.

You are encouraged to review all of the information contained in the proxy materials before voting.

The Company’s Proxy Statement and Annual Report to Shareholders are available at:

www.leggett.com/proxymaterials

The Company’s proxy voting site can be found at:

www.proxypush.com/leg

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. It does not contain all the information that you should consider—please read the entire proxy statement before voting. These materials were first sent to our shareholders on March 31, 2022. Our principal executive offices are located at 1 Leggett Road, Carthage, Missouri 64836.

2022 Annual Meeting of Shareholders

Tuesday, May 17, 2022 10:00 a.m. Central Time Virtual Meeting Only – advance registration required to attend. Visit register.proxypush.com/LEG Record Date: March 8, 2022	Proposal	Recommendation	Page
	1 – Election of Twelve Directors	FOR	12
	2 – Ratification of PWC as Independent Registered Public Accounting Firm	FOR	19
	3 – Advisory Vote to Approve Named Executive Officer Compensation	FOR	22

Business Highlights

In 2021, sales increased 19% versus 2020 to $5.073 billion. The increase was primarily due to raw material-related price increases, volume gains and currency benefit. When compared to our pre-pandemic results of 2019, trade sales were up 7%.

We also achieved record Earnings Per Share (EPS) of $2.94 in 2021. Our 2021 Earnings Before Interest and Taxes (EBIT) was $596 million for 2021, an increase of $188 million from 2020. In 2021, we generated cash from operations of $271 million versus a very strong $603 million in 2020, with the decrease primarily driven by inflationary impacts and planned working capital investments to rebuild inventory levels in several businesses following severe depletion in 2020. For detailed results, see the Company’s Annual Report on Form 10-K filed February 22, 2022.

We raised our dividend for the 50th consecutive year in 2021, reaching an indicated annual dividend of $1.68 per share with a 4.1% yield based on our year-end closing share price of $41.16.

We are pleased to have delivered these results in 2021 despite a myriad of macro market challenges, including supply chain issues related to semiconductor shortages, foam chemical shortages, labor availability, and transportation challenges, as well as higher costs associated with each of these issues.

1

Board Nominees

All of Leggett’s directors are elected for a one-year term by a majority of shares present and entitled to vote at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”). The 2022 director nominees are:

Angela Barbee Independent Former SVP — Technology and Global R&D Weber Inc.	Mark A. Blinn Independent Retired President & CEO Flowserve Corporation	Robert E. Brunner Independent Retired Executive VP Illinois Tool Works	Mary Campbell Independent President — Streaming and Digital Ventures, Qurate Retail, Inc.	J. Mitchell Dolloff President & CEO Leggett & Platt, Incorporated	Manuel A. Fernandez Independent Managing Director SI Ventures

Karl G. Glassman Executive Chairman Leggett & Platt, Incorporated	Joseph W. McClanathan Independent Retired President & CEO — Household Products Division Energizer Holdings, Inc.	Judy C. Odom Independent Lead Director Retired Chair & CEO Software Spectrum, Inc.	Srikanth Padmanabhan Independent Vice President and President – Engine Business Segment Cummins, Inc.	Jai Shah Independent Group President Masco Corporation	Phoebe A. Wood Independent Retired Vice Chair & CFO Brown-Forman Corp.

	Angela Barbee	Mark Blinn	Robert Brunner	Mary Campbell	Mitchell Dolloff	Manuel Fernandez	Karl Glassman	Joseph McClanathan	Judy Odom	Srikanth Padmanabhan	Jai Shah	Phoebe Wood

Independent Director

L&P Director since	2022	2019	2009	2019	2020	2014	2002	2005	2002	2018	2019	2005

Age	56	60	64	54	56	75	63	69	69	57	55	68

L&P Board Committees

Audit												Chair

Human Resources and Compensation			Chair

Nominating, Governance and Sustainability								Chair

Other Public Company Boards	0	3	2	0	0	1	0	1	0	0	0	3

EXPERIENCE AND QUALIFICATIONS

Financial/Accounting

Global Business

R&D/Innovation/Tech

Manufacturing/Operations

Governance/Sustainability

Strategic Planning

HR/Compensation

Risk Management

IT/Cybersecurity

L&P Industry Experience

Gender/Ethnic Diversity

Diversity – Our Nominating, Governance and Sustainability Committee recognizes the value of cultivating a Board with a diverse mix of opinions, perspectives, skills, experiences, and backgrounds. A diverse board enables more balanced, wide-ranging discussion in the boardroom, which, we believe, enhances the decision-making processes. The matrix above reflects some aspects of the Board’s diversity. In addition, seven of our ten independent director nominees (70%) are diverse, with four women and four nominees who self-identify as racial or ethnic minorities.

2	2022 Proxy Statement

Executive Compensation

L&P seeks to align our executives’ and shareholders’ interests through pay-for-performance. In 2021, 86% of our CEO’s target pay was allocated to variable compensation and 68% was delivered in equity-based awards.

Our compensation structure strives to strike an appropriate balance between short-term and longer-term compensation that reflects the short- and longer-term interests of the business. We believe this structure helps us attract, retain and motivate high-performing executives who will achieve outstanding results for our shareholders.

Key Components of Our Executive Officers’ 2021 Compensation Program

Base Salary: Our executives’ salaries reflect their responsibilities, performance and experience while taking into account market data, peer benchmarking and internal equity.

Annual Incentive: Short-term cash incentive with payouts ranging from 0% to 150% based on Return on Capital Employed (ROCE) and cash flow targets based on the Company’s earning guidance for the year.

Long-Term Incentive – 2/3 allocated to PSUs: Three-year PSUs with payouts ranging from 0% to 200% based on (1) relative TSR measured against the industrial, materials and consumer discretionary sectors of the S&P 500 and S&P MidCap 400 and (2) the Company’s EBIT CAGR.

Long-Term Incentive – 1/3 allocated to RSUs: The RSUs vest in 1/3 increments on the first, second and third anniversaries of the grant date, further tying our executives’ pay to the Company’s performance.

CEO Transition and 2022 Compensation

On January 1, 2022, Mitch Dolloff became the Company’s Chief Executive Officer, after serving as Leggett’s Chief Operating Officer since 2019 and in various other capacities since 2000. In connection with Mr. Dolloff’s appointment as CEO, the Board of Directors increased his 2022 base salary to $1,120,000 and set his target annual incentive percentage at 125% of base salary and his long-term incentive percentage at 400% (allocated between PSUs and RSUs as described above). At these target levels, 84% of Mr. Dolloff’s 2022 pay package is variable and 64% is equity-based. Mr. Dolloff also received a one-time promotional award of three-year RSUs valued at $1,000,000.

At the same time, our former CEO, Karl Glassman, transitioned to the role of Executive Chairman. In this role, Mr. Glassman’s 2022 compensation package was set at $750,000 base salary, 100% target annual incentive, and 200% long-term incentive (granted solely in RSUs).

3

Key Features of Our Executive Officer Compensation Program

What We Do	What We Don’t Do

✓  Pay for Performance – A significant majority of our Named Executive Officers’ (NEOs) compensation is at-risk variable compensation.

✓  Multiple Performance Metrics – Variable compensation is based on more than one measure to encourage balanced incentives.

✓  Incentive Award Caps – All of our variable compensation plans have maximum payout limits.

✓  Benchmarking – We compare our compensation package to market surveys and a customized peer group, and the Committee engages an independent consultant.

✓  Stock Ownership Requirements – All NEOs are subject to robust stock ownership requirements.

✓  Confidentiality  & Non-Compete Agreements – All NEOs are subject to confidentiality and non-compete agreements.

✓  Clawbacks – Our policies exceed the mandates of Sarbanes-Oxley.

×  No Single-Trigger Change in Control – Our CIC-related cash severance and equity awards (other than legacy stock options) have a double trigger.

×  No Hedging or Pledging – We do not permit our executive officers to engage in either hedging or pledging activities with respect to Leggett shares.

×  No Excessive Perquisites – Perquisites represent less than 1% of our NEOs’ compensation.

×  No Employment Agreements – All of our NEOs are employed at-will.

×  No Repricing of Options or Cash Buyouts

×  No Share Recycling

×  No Dividends on Equity Awards Prior to Vesting

×  No Tax Gross-Ups

Board Oversight of ESG and Related Matters

Following the self-evaluations at the end of 2020, the Board of Directors and its Committees reviewed the oversight structure for certain environmental, social and governance (ESG) matters. As a result, the renamed Nominating, Governance and Sustainability Committee amended its charter responsibilities to oversee the Company’s corporate responsibility and sustainability policies and programs, including environmental and climate change, social and governance matters, reviewing the Company’s sustainability report and any sustainability targets, and annually reviewing the Company’s political and charitable contributions. In addition, the renamed Human Resources and Compensation Committee amended its charter responsibilities to include overseeing the Company’s human resources policies and programs, executive succession planning, and senior management leadership development.

Although the Board has delegated direct oversight of certain ESG matters to its committees, the Board has retained primary oversight responsibility of the Company’s cybersecurity programs and its inclusion, diversity and equity (ID&E) efforts.

4	2022 Proxy Statement

Corporate Governance and Board Matters

Leggett & Platt has a long-standing commitment to sound corporate governance principles and practices. The Board of Directors has adopted Corporate Governance Guidelines that establish the roles and responsibilities of the Board and management. The Board has also adopted a Code of Business Conduct and Ethics applicable to all Company employees, officers and directors, as well as a separate Financial Code of Ethics applicable to the Company’s CEO, CFO, and Chief Accounting Officer. These documents can be found at www.leggett.com/governance. Information on our website does not constitute part of this proxy statement.

Director Independence and Board Service

The Board reviews director independence annually and during the year upon learning of any change in circumstances that may affect a director’s independence. The Company has adopted director independence standards (the “Independence Standards”) that satisfy the NYSE listing requirements and can be found at www.leggett.com/governance. A director who meets all the Independence Standards will be presumed to be independent.

While the Independence Standards help the Board to determine director independence, they are not the only criteria. The Board also reviews the relevant facts and circumstances of any material relationships between the Company and its directors during the independence assessment. Based on its review, the Board has determined that all current non-management directors are independent. The director biographies accompanying Proposal One: Election of Directors identify our independent and management directors on the ballot.

All non-management directors meet the additional independence standards for audit committee service under NYSE and SEC rules and are financially literate, as defined by NYSE rules. In addition, Audit Committee members Mark Blinn, Robert Brunner, Srikanth Padmanabhan, Jai Shah, and Phoebe Wood meet the SEC’s definition of an “audit committee financial expert.” No member serves on the audit committee of more than three public companies.

All non-management directors satisfy the enhanced independence standards required by the NYSE listing standards and SEC rules for service on the Human Resources and Compensation Committee.

As provided in our Corporate Governance Guidelines, non-management directors can sit on no more than five public company boards (including our own) and the CEO can sit on no more than two public company boards without Board approval. The NGS Committee conducts an annual review of director commitment levels and affirmed that all the nominees for the 2022 Annual Meeting were compliant.

Board Leadership Structure

Our Corporate Governance Guidelines allow the roles of Chairman of the Board and CEO to be filled by the same or different individuals. This approach allows the Board flexibility to determine whether the two roles should be separate or combined based upon the Company’s needs and the Board’s assessment of the Company’s leadership from time to time.

The Board has elected former CEO Karl Glassman as the Executive Chairman effective January 1, 2022. Judy Odom has served as independent Lead Director since 2020. With Mitch Dolloff having succeeded Mr. Glassman as Chief Executive Officer on January 1, 2022, the Board believes this leadership structure best serves the Board, the Company and our shareholders.

The Lead Director’s responsibilities include:

•	Serving as the liaison between the independent directors and the CEO and Chairman.
•	Acting as the principal representative of the independent directors in communicating with shareholders.

•	Working with the Chairman and CEO to set the schedule and agenda for Board meetings, and overseeing delivery of materials to the directors.

•	Calling special executive sessions of the independent directors upon notice to the full Board.

•	Presiding over meetings of the non-management directors and over Board meetings in the Chairman’s absence.

Our non-management directors regularly hold executive sessions without management present. At least one executive session per year is attended by only independent, non-management directors, and such an executive session was held at each quarterly Board meeting in 2021.

5

Corporate Governance and Board Matters

Communication with the Board

Shareholders and all other interested parties who wish to contact our Board of Directors may e-mail our Lead Director, Ms. Odom, at leaddirector@leggett.com. They can also write to Leggett & Platt Lead Director, P.O. Box 637, Carthage, MO 64836. The Corporate Secretary’s office reviews this correspondence and periodically provides the Lead Director all communications except items unrelated to Board functions. The Lead Director may forward communications to the full Board or to any of the other independent directors for further consideration.

Board and Committee Composition and Meetings

Leggett’s Board of Directors held six meetings in 2021, and its committees met the number of times listed in the table below. All directors attended at least 75% of the Board meetings and their respective committee meetings. Directors are expected to attend the Company’s Annual Meeting, and all of them attended the 2021 Annual Meeting.

The Board has a standing Audit Committee, Human Resources and Compensation (HRC) Committee, and Nominating, Governance and Sustainability (NGS) Committee. These committees consist entirely of independent directors, and each operates under a written charter adopted by the Board. The Audit, HRC, and NGS Committee charters are posted on our website at www.leggett.com/governance.

Audit Committee Phoebe A. Wood (Chair) Mark A. Blinn Robert E. Brunner Mary Campbell Srikanth Padmanabhan Jai Shah Meetings in 2021: 5

The Audit Committee assists the Board in the oversight of:

•   Independent registered public accounting firm’s qualifications, independence, appointment, compensation, retention and performance.

•   Internal control over financial reporting.

•   Guidelines and policies to govern risk assessment and management.

•   Performance of the Company’s internal audit function.

•   Integrity of the financial statements and external financial reporting.

•   Legal and regulatory compliance.

•   Complaints and investigations of any questionable accounting, internal control or auditing matters.

Human Resources and Compensation Committee Robert E. Brunner (Chair) Angela Barbee Mark A. Blinn Manuel A. Fernandez Joseph W. McClanathan Judy C. Odom Jai Shah Meetings in 2021: 5

The HRC Committee assists the Board in the oversight and administration of:

•   The Company’s human resources policies and programs.

•   CEO, executive officer, and director compensation.

•   Incentive compensation and equity-based plans.

•   Executive succession planning.

•   Senior management leadership development.

•   Employment agreements, change-in-control agreements, and severance benefit agreements with the CEO and executive officers, as applicable.

•   Related person transactions of a compensatory nature.

Nominating, Governance and Sustainability Committee Joseph W. McClanathan (Chair) Mary Campbell Manuel A. Fernandez Judy C. Odom Srikanth Padmanabhan Phoebe A. Wood Meetings in 2021: 5

The NGS Committee assists the Board in the oversight of:

•   Corporate governance principles, policies and procedures.

•   Identifying qualified candidates for Board membership and recommending director nominees.

•   Recommending committee members and Board leadership positions.

•   The Company’s policies and programs relating to corporate responsibility and sustainability, including environmental, social and governance matters.

•   The Company’s political and charitable contributions.

•   Director independence and related person transactions.

6	2022 Proxy Statement

Corporate Governance and Board Matters

Board and Committee Evaluations

The Board and each of its Committees conduct an annual self-evaluation of their practices and charter responsibilities. In addition, the Board periodically retains an outside consultant to assist in the evaluations, solicits survey responses from individual directors on Board and Committee effectiveness, and conducts director peer reviews of the qualifications and contributions of its individual members. In 2021, following the prior year’s evaluations, the Board and Committees further delineated responsibilities for various environmental, social and governance (ESG) matters, expanded committee oversight of human resources, and updated the committee charters.

Board’s Oversight of Risk Management

The Company’s CEO and other senior managers are responsible for assessing and managing various risk exposures on a day-to-day basis. Our Enterprise Risk Management Committee (the “ERM Committee”), comprised of a broad group of executives and chaired by our CFO, adopted guidelines by which the Company identifies, assesses, monitors and reports financial and non-financial risks material to the Company.

The ERM Committee meets at least quarterly. Identified risks, including emerging risks, are assigned to a team of subject matter experts who meet regularly throughout the year and provide an updated assessment report to the ERM Committee twice each year (or as circumstances require) for their respective risk areas. On a semi-annual basis, these reports are compiled into a risk summary report which is further reviewed and discussed with the ERM Committee to determine if any actions need to be taken. A summary is provided to senior management and the Board concerning (i) the likelihood, significance, and impact velocity of each risk, (ii) management’s actions to monitor and control risks, and (iii) identified emerging risks. The Audit Committee performs an annual review of the guidelines and policies that govern the process by which risk assessment and management is undertaken, as well as reviews and discusses major financial risks on a semi-annual basis. In addition, a designated Board member receives a copy of all reports received through the Company’s ethics hotline.

The Company has formal processes in place for both incident response and cybersecurity continuous improvement that include a cross functional Cybersecurity Oversight Committee. The Chief Information Officer (a member of the Cybersecurity Oversight Committee) updates the Board quarterly on cyber activity, with procedures in place for interim reporting as necessary.

During 2020, a COVID-19 Response Team was established to direct health and safety activities related to the pandemic. The Team, led by senior management, developed company-wide policies and established safety procedures in response to specific COVID-19 related risks. Key activities that have continued since being instituted in 2020 include protocols for (i) safety and social distancing, (ii) communication, training, and visual management, (iii) re-layout of manufacturing and internal logistics, and (iv) governance and compliance. A multi-layered COVID-19 Response Network was established to deliver training and communication to our employees at all levels of the organization, as well as obtaining employee feedback, sharing best practices, and identifying improvement opportunities. COVID-19 Response activities are reviewed with the Board on a quarterly basis, with interim updates as appropriate.

The HRC Committee’s oversight of executive officer compensation, including the assessment of compensation risk for executive officers, is detailed in the Compensation Discussion & Analysis section on page 23. The Committee also assesses our compensation structure for employees generally and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The following factors contributed to this determination:

•	We use a combination of short-term and long-term incentive rewards that are tied to varied and complementary measures of performance and have overlapping performance periods.

•	We use common annual incentive plans across all business units.

•	Our annual incentive plan and our omnibus equity plan contain clawback provisions that enable the Committee to recoup incentive payments, when triggered.

•	Our employees below key management levels have a small percentage of their total pay in variable compensation.

•	We promote an employee ownership culture to better align employees with shareholders, with approximately 3,000 employees contributing their own funds to purchase Company stock under various stock purchase plans in 2021.

7

Corporate Governance and Board Matters

Consideration of Director Nominees and Diversity

The Nominating, Governance and Sustainability (NGS) Committee is responsible for identifying and evaluating the best available qualified candidates for election to the Board of Directors. The Committee’s procedure and the Company’s bylaws can be found at www.leggett.com/governance. Following its evaluation, the NGS Committee recommends to the full Board a slate of director candidates for inclusion in the Company’s proxy statement and proxy card.

Incumbent Directors. In the case of incumbent directors, the NGS Committee reviews each director’s overall service during his or her current term, including the number of meetings attended, level of participation, quality of performance and any transactions between the director and the Company.

New Director Candidates. In the case of new director candidates, the NGS Committee first determines whether the nominee will be independent under NYSE rules, then identifies any special needs of the Board. The NGS Committee will consider individuals recommended by Board members, Company management, shareholders and, if it deems appropriate, a professional search firm. In 2022, the Company retained a search firm, Diversified Search, to assist with identifying and evaluating potential director candidates, including Ms. Barbee.

The NGS Committee believes director candidates should meet and demonstrate the following criteria:

•	Character and integrity.

•	A commitment to the long-term growth and profitability of the Company.

•

A willingness and ability to make a sufficient time commitment to the affairs of the Company to effectively perform the duties of a director, including regular attendance at Board and committee meetings.

•	Significant business or public experience relevant and beneficial to the Board and the Company.

Board Diversity. The NGS Committee recognizes the value of cultivating a Board with a diverse mix of opinions, perspectives, skills, experiences, and backgrounds. A diverse board enables more balanced, wide-ranging discussion in the boardroom, which, we believe, enhances the decision-making processes. Having diverse representation and a variety of viewpoints is also important to our shareholders and other stakeholders.

As such, the NGS Committee actively seeks director candidates from a wide variety of backgrounds, without discrimination based on race, ethnicity, color, ancestry, national origin, religion, sex, sexual orientation, gender identity, age, disability, or any other status protected by law. In furtherance of this non-discrimination policy, for each search, the Committee will ensure that the pool includes female and racial or ethnic minority candidates.

All nominations to the Board will be based upon merit, experience and background relevant to the Board’s current and anticipated needs, as well as Leggett’s businesses.

Director Recommendations from Shareholders. The NGS Committee does not intend to alter its evaluation process, including the minimum criteria set forth above, for candidates recommended by a shareholder. Shareholders who wish to recommend candidates for the NGS Committee’s consideration must submit a written recommendation to the Secretary of the Company at 1 Leggett Road, Carthage, MO 64836. Recommendations must be sent by certified or registered mail and received by December 15th for the NGS Committee’s consideration for the following year’s Annual Meeting. Recommendations must include the following:

•	Shareholder’s name, number of shares owned, length of period held and proof of ownership.

•	Candidate’s name, address, phone number and age.

•

A resume describing, at a minimum, the candidate’s educational background, occupation, employment history and material outside commitments (memberships on other boards and committees, charitable foundations, etc.).

•

A supporting statement which describes the shareholder’s and candidate’s reasons for nomination to the Board of Directors and documents the candidate’s ability to satisfy the director qualifications described above.

•	The candidate’s consent to a background investigation and to stand for election if nominated by the Board and to serve if elected by the shareholders.

•	Any other information that will assist the NGS Committee in evaluating the candidate in accordance with this procedure.

8	2022 Proxy Statement

Corporate Governance and Board Matters

Director Nominations for Inclusion in Leggett’s Proxy Materials (Proxy Access). The Board has approved a proxy access bylaw, which permits a shareholder, or group of up to 20 shareholders, owning at least 3% of our outstanding shares continuously for at least three years, to nominate and include in Leggett’s proxy materials up to the greater of two nominees or 20% of the Board, provided the shareholders and nominees satisfy the requirements specified in our bylaws. Notice of proxy access nominees for the 2023 Annual Meeting must be received no earlier than January 17, 2023 and no later than February 16, 2023.

Notice of Other Director Nominees. For shareholders intending to nominate a director candidate for election at the 2023 Annual Meeting outside of the Company’s nomination process, our bylaws require that the Company receive notice of the nomination no earlier than January 17, 2023 and no later than February 16, 2023. This notice must provide the information specified in Section 2.2 of the bylaws.

Transactions with Related Persons

According to our Corporate Governance Guidelines, the NGS Committee reviews transactions in which a related person has a direct or indirect material interest, the Company or a subsidiary is a participant, and the amount involved exceeds $120,000. If the transaction with a related person concerns compensation, the HRC Committee conducts the review.

The Company’s executive officers and directors are expected to notify the Company’s Corporate Secretary of any current or proposed transaction that may be a related person transaction. The Corporate Secretary will determine if it is a related person transaction and, if so, will include it for consideration at the next meeting of the appropriate Committee. The appropriate Committee will conduct a reasonable prior review and oversight of any related person transaction for potential conflicts of interest and will prohibit any such transaction if the Committee determines it to be inconsistent with the interests of the Company and its shareholders. If it becomes necessary to review a related person transaction between meetings, the Chair of the appropriate Committee is authorized to act on behalf of the Committee. The Chair will provide a report on the matter to the full Committee at its next meeting.

The full policy for reviewing transactions with related persons, including categories of pre-approved transactions, is found in our Corporate Governance Guidelines available on our website at www.leggett.com/governance.

The Company employs certain relatives of its executive officers, but only two had total compensation (consisting of salary and annual incentive earned in 2021, as well as the grant date fair value of equity awards issued in 2021) in excess of the $120,000 related person transaction threshold: Rebecca Burns, Staff VP—Record to Report Business Processes, the spouse of Ben Burns, Senior VP—Business Support Services, had 2021 total compensation of $175,389; and Ashley Hiatt, Staff VP—Segment Reporting, the sister-in-law of Mr. Burns, had total 2021 compensation of $152,681.

9

Corporate Governance and Board Matters

Director Compensation

Our non-management directors receive an annual retainer, consisting of a mix of cash and equity, as set forth in the table below. Our management directors (Mr. Glassman and Mr. Dolloff) do not receive additional compensation for their Board service.

Cash Compensation

Director Retainer	$90,000
Audit Committee Retainer
Chair	25,000
Member	10,000
HRC Committee Retainer
Chair	20,000
Member	8,000
NGS Committee Retainer
Chair	15,000
Member	7,000
Equity Compensation – Restricted Stock or RSUs

Director Retainer	150,000
Lead Director Additional Retainer	125,000

The HRC Committee reviews director compensation annually and recommends any changes to the full Board for consideration at its November meeting. The Committee considers national survey data and trends, as well as peer company benchmarking data (see discussion of the executive compensation peer group at page 33) but does not target director compensation to any specific percentage of the median. The directors’ annual cash and equity retainers were not increased in 2021.

The directors’ equity awards are generally granted in connection with the May Board meeting, and a prorated award is granted to a director elected by the Board at another time of the year.

Directors may elect to receive the equity retainer in restricted stock or restricted stock units (“RSUs”). Electing RSUs enables directors to defer receipt of the shares for two to ten years while accruing dividend equivalent shares at a 20% discount to market price over the deferral period. Both restricted stock and RSUs vest on the day prior to the next year’s Annual Meeting.

Many of our directors elected to defer a portion of their 2021 cash retainer into Leggett stock units at a 20% discount under the Company’s Deferred Compensation Program, described on page 31. Interest-bearing cash deferrals and stock options are the other alternatives under the Program.

Our non-management directors currently comply with the stock ownership guidelines requiring them to hold Leggett stock with a value of five times their annual cash retainer within five years of joining the Board.

The Company pays for all travel expenses the directors incur to attend Board meetings, although no in-person meetings were held in 2021.

10	2022 Proxy Statement

Corporate Governance and Board Matters

Director Compensation in 2021

Our non-management directors received the following compensation in 2021. Ms. Barbee is not included in the following tables, since she first joined the Board in 2022.

Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Non-Qualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Mark A. Blinn	$104,000	$150,000		$ 4,944	$258,944
Robert E. Brunner	118,500	150,000	$15,543	91,797	375,840
Mary Campbell	103,500	150,000	2,998	37,867	294,365
Manuel A. Fernandez	105,000	150,000	3,553	14,211	272,764
Joseph W. McClanathan	113,000	150,000	1,811	40,438	305,249
Judy C. Odom	102,500	275,000	10,091	53,202	440,793
Srikanth Padmanabhan	103,500	150,000		4,944	258,444
Jai Shah	106,500	150,000	3,194	12,774	272,468
Phoebe A. Wood	118,500	150,000	9,486	38,342	316,328

(1)

These amounts include cash compensation deferred into stock units or stock options under our Deferred Compensation Program, described at page 31. The following directors deferred cash compensation into stock units: Brunner—$118,500, Campbell—$103,500, McClanathan—$113,000, and Odom—$51,250. Mr. Shah deferred $106,500 to acquire stock options.

(2)

These amounts reflect the grant date fair value of the annual restricted stock or RSU awards, which was $150,000 for each director, plus an additional $125,000 retainer for Ms. Odom’s service as Lead Director. The grant date value of these awards is determined by the stock price on the day of the award.

(3)	These amounts include the 20% discount on stock unit dividends acquired under our Deferred Compensation Program and RSUs.

(4)

Items in excess of $10,000 that are reported in this column consist of (i) dividends paid on the annual restricted stock or RSU awards and dividends paid on stock units acquired under our Deferred Compensation Program: Brunner—$62,172, Campbell—$11,992, Fernandez—$14,211, McClanathan—$12,188, Odom—$40,363, Shah—$12,774, and Wood—$37,944; and (ii) the 20% discount on stock units purchased with deferred cash compensation: Brunner—$29,625, Campbell—$25,875, McClanathan—$28,250, and Odom—$12,813.

All non-management directors held unvested stock or stock units as of December 31, 2021 as set forth below. The restricted stock and RSUs will vest on May 16, 2022.

Director	Restricted Stock	Restricted Stock Units
Mark A. Blinn	2,768
Robert E. Brunner		2,830
Mary Campbell		2,830
Manuel A. Fernandez		2,830
Joseph W. McClanathan	2,768
Judy C. Odom		5,188
Srikanth Padmanabhan	2,768
Jai Shah		2,830
Phoebe A. Wood		2,830

Two directors held outstanding stock options as of December 31, 2021 which were granted in lieu of cash compensation under our Deferred Compensation Program: Ms. Campbell—4,274 options and Mr. Shah—12,865 options.

11

Proposals to be Voted on at the Annual Meeting

PROPOSAL ONE:    Election of Directors

At the 2022 Annual Meeting, twelve directors are nominated to hold office until the 2023 Annual Meeting of Shareholders, or until their successors are elected and qualified. All nominees have been previously elected by our shareholders, except Ms. Barbee who was appointed by the Board in 2022. If any nominee named below is unable to serve as a director (an event the Board does not anticipate), proxies will be voted for a substitute nominee, if any, designated by the Board.

In recommending the slate of director nominees, our Board has chosen individuals of character and integrity, with a commitment to the long-term growth and profitability of the Company. We believe each of the nominees brings significant business or public experience relevant and beneficial to the Board and the Company, as well as a work ethic and disposition that foster the collegiality necessary for the Board and its committees to function efficiently and best represent the interests of our shareholders.

Additional information concerning the directors is found in the Proxy Summary at page 2.

Angela Barbee
Independent Director Director Since: 2022 Age: 56 Committees: HRC

Professional Experience:

Ms. Barbee was Senior Vice President—Technology and Global R&D of Weber Inc., a manufacturer of charcoal, gas, pellet, and electric outdoor grills and accessories, from 2021 until January 2022. She previously served as Vice President—Advance Development, Global Kitchen & Bath Group of Kohler Company, a global leader in the design, innovation and manufacture of kitchen and bath products, engines and power systems, and luxury cabinetry and tile, from 2020 to 2021, and as Vice President—New Product Development and Engineering, Global Faucets from 2018 to 2020. Ms. Barbee served as Director—Global Creative Design Operations of General Motors, a global company that designs, builds, and sells trucks, crossovers, cars, and automobile parts and accessories, from 2013 to 2017, and in various other capacities since 1994.

Education:

Ms. Barbee holds a bachelor’s degree in mechanical engineering from Wayne State University, a master’s degree in mechanical engineering from Purdue University, and has completed the Executive Education Program in the Ross Business School at the University of Michigan.

Director Qualifications:

Through her positions at Weber, Kohler and General Motors, Ms. Barbee has a wide-ranging knowledge of manufacturing, engineering and innovation, management, and operations in the consumer products and automotive industries. She also has extensive international experience in leading engineering, development and innovation efforts.

12	2022 Proxy Statement

Election of Directors

Mark A. Blinn
Independent Director Director Since: 2019 Age: 60 Committees: Audit HRC

Professional Experience:

Mr. Blinn was President and Chief Executive Officer and a director of Flowserve Corporation, a leading provider of fluid motion and control products and services for the global infrastructure markets, from 2009 until his retirement in 2017. He previously served Flowserve as Chief Financial Officer from 2004 to 2009 and in the additional role of Head of Latin America from 2007 to 2009. Prior to Flowserve, Mr. Blinn’s positions included Chief Financial Officer of FedEx Kinko’s Office and Print Services Inc. and Vice President, Corporate Controller and Chief Accounting Officer of Centex Corporation.

Education:

Mr. Blinn holds a bachelor’s degree, a law degree, and an MBA from Southern Methodist University.

Public Company Boards:

Mr. Blinn currently serves as a director of Texas Instruments, Incorporated, a global semiconductor design and manufacturing company, Emerson Electric Co., a global technology and engineering company for industrial, commercial and residential markets, and Globe Life Inc., a financial services holding company specializing in life insurance, annuity, and supplemental health insurance products. He previously served as a director of Kraton Corporation, a leading global producer of polymers for a wide range of applications.

Director Qualifications:

As the former CEO and CFO of Flowserve, Mr. Blinn has exceptional leadership experience in operations and finance, as well as strategic planning and risk management. His board service at other global, public companies provides additional perspective on current finance, oversight, and governance matters.

Robert E. Brunner
Independent Director Director Since: 2009 Age: 64 Committees: HRC, Chair Audit

Professional Experience:

Mr. Brunner was the Executive Vice President of Illinois Tool Works (ITW), a Fortune 250 global, multi-industrial manufacturer of advanced industrial technology, from 2006 until his retirement in 2012. He previously served ITW as President—Global Auto beginning in 2005 and President—North American Auto from 2003.

Education:

Mr. Brunner holds a degree in finance from the University of Illinois and an MBA from Baldwin-Wallace University.

Public Company Boards:

Mr. Brunner currently serves as the independent Board Chair of Lindsay Corporation, a global manufacturer of irrigation equipment and road safety products, and as a director of NN, Inc., a diversified industrial company that designs and manufactures high-precision components and assemblies on a global basis.

Director Qualifications:

Mr. Brunner’s experience and leadership with ITW, a diversified manufacturer with a global footprint, provides valuable insight to our Board on the automotive strategy, business development, mergers and acquisitions, operations, and international issues.

13

Election of Directors

Mary Campbell
Independent Director Director Since: 2019 Age: 54 Committees: Audit NGS

Professional Experience:

Ms. Campbell was appointed President—Streaming and Digital Ventures of Qurate Retail, Inc., in 2022. Qurate Retail is comprised of a select group of retail brands including QVC, HSN, Zulily, Ballard Designs, Frontgate, Garnet Hill, and Grandin Road and is a leader in video commerce, a top-10 ecommerce retailer, and a leader in mobile and social commerce. During her more than 20 years with the company, Ms. Campbell held various leadership positions across the Merchandising, Planning and Commerce Platforms functions. Most recently, and prior to her current position, she served as Chief Content, Digital, and Platforms Officer of QxH, a segment of Qurate, since 2021, as Chief Merchandising Officer of Qurate Retail Group and Chief Commerce Officer of QVC US from 2018 to 2021, as Chief Merchandising and Interactive Officer in 2018, as Chief Interactive Experience Officer from 2017 to 2018, and as Executive Vice President, Commerce Platforms for QVC from 2014 to 2017.

Education:

Ms. Campbell holds a bachelor’s degree in psychology from Central Connecticut State University.

Director Qualifications:

Through her positions at QxH, Qurate Retail Group and QVC, Ms. Campbell has extensive knowledge in consumer driven product innovation, marketing and brand building, and traditional and new media platforms, as well as leading teams for long term growth and evolution.

J. Mitchell Dolloff
Management Director Director Since: 2020 Age: 56 Committees: None

Professional Experience:

Mr. Dolloff was appointed the Company’s Chief Executive Officer, effective January 1, 2022, and continues to serve as President since his appointment in 2020. He previously served as Chief Operating Officer from 2019 until his appointment as CEO; President—Bedding Products from 2020 to 2021; President—Specialized Products & Furniture Products from 2017 to 2019; Senior Vice President and President of Specialized Products from 2016 to 2017; Vice President and President of the Automotive Group from 2014 to 2015; President of Automotive Asia from 2011 to 2013; Vice President of Specialized Products from 2009 to 2013; and in various other capacities for the Company since 2000.

Education:

Mr. Dolloff holds a degree in economics from Westminster College (Fulton, Missouri), as well as a law degree and an MBA from Vanderbilt University.

Director Qualifications:

As the Company’s President and CEO, Mr. Dolloff provides comprehensive insight to the Board from strategic planning to implementation at all levels of the Company around the world, as well as the Company’s relationships with investors, the financial community and other key stakeholders.

14	2022 Proxy Statement

Election of Directors

Manuel A. Fernandez
Independent Director Director Since: 2014 Age: 75 Committees: HRC NGS

Professional Experience:

Mr. Fernandez co-founded SI Ventures, a venture capital firm focusing on IT and communications infrastructure, and has served as the managing director since 2000. Previously, he served as the Chairman, President and Chief Executive Officer at Gartner, Inc., a research and advisory company, from 1989 to 2000. Prior to Gartner, Mr. Fernandez was President and CEO of three technology-driven companies, including Dataquest, an information services company, Gavilan Computer Corporation, a laptop computer manufacturer, and Zilog Incorporated, a semiconductor manufacturer. Mr. Fernandez was the Executive Chairman of Sysco Corporation, a marketer and distributor of foodservice products, from 2012 until his retirement in 2013, having previously served as Non-executive Chairman since 2009 and as a director since 2006.

Education:

Mr. Fernandez holds a degree in electrical engineering from the University of Florida and completed post-graduate work in solid-state engineering at the University of Florida.

Public Company Boards:

Mr. Fernandez currently serves as the lead independent director of Performance Food Group Company, a foodservice products distributor. He was previously the non-executive chairman of Brunswick Corporation, a market leader in the marine industry, and a director of Time, Inc., a global media company.

Director Qualifications:

Mr. Fernandez’ venture capital experience, leadership of several technology companies as CEO and service on a number of public company boards offers Leggett outstanding insight into corporate strategy and development, information technology, international growth, and corporate governance.

Karl G. Glassman
Management Director Director Since: 2002 Chairman Since: 2020 Age: 63 Committees: None

Professional Experience:

Mr. Glassman was appointed Executive Chairman of the Board effective January 1, 2022, following his retirement as the Company’s Chief Executive Officer on December 31, 2021, a position he held since 2016. Mr. Glassman was first appointed Chairman of the Board in 2020. He previously served as President from 2013 to 2019, Chief Operating Officer from 2006 to 2015, Executive Vice President from 2002 to 2013, President of the former Residential Furnishings Segment from 1999 to 2006, Senior Vice President from 1999 to 2002, and in various capacities since 1982.

Education:

Mr. Glassman holds a degree in business management and finance from California State University—Long Beach.

Director Qualifications:

As the Company’s outgoing CEO with decades of experience in Leggett’s senior management team, Mr. Glassman offers exceptional knowledge of the Company’s operations, strategy and governance, as well as its customers and end markets. Mr. Glassman also serves on the Board of Directors of the National Association of Manufacturers.

15

Election of Directors

Joseph W. McClanathan
Independent Director Director Since: 2005 Age: 69 Committees: HRC NGS, Chair

Professional Experience:

Mr. McClanathan served as President and Chief Executive Officer of the Household Products Division of Energizer Holdings, Inc., a manufacturer of portable power solutions, from 2007 through his retirement in 2012. Previously, he served Energizer as President and Chief Executive Officer of the Energizer Battery Division from 2004 to 2007, as President—North America from 2002 to 2004, and as Vice President—North America from 2000 to 2002.

Education:

Mr. McClanathan holds a degree in management from Arizona State University.

Public Company Boards:

Mr. McClanathan currently serves as a director of Brunswick Corporation, a market leader in the marine industry.

Director Qualifications:

Through his leadership experience at Energizer and as a former director of the Retail Industry Leaders Association, Mr. McClanathan offers an exceptional perspective to the Board on manufacturing operations, marketing and development of international capabilities.

Judy C. Odom
Lead Independent Director Director Since: 2002 Age: 69 Committees: HRC NGS

Professional Experience:

Until her retirement in 2002, Ms. Odom was Chief Executive Officer and Board Chair at Software Spectrum, Inc., a global business to business software services company, which she co-founded in 1983. Prior to founding Software Spectrum, she was a partner with the international accounting firm, Grant Thornton.

Education:

Ms. Odom is a licensed Certified Public Accountant and holds a degree in business administration from Texas Tech University.

Public Company Boards:

Ms. Odom previously served as a director of Sabre, Inc., a technology solutions provider for the global travel and tourism industry, and of Harte-Hanks, a direct marketing service company.

Director Qualifications:

Ms. Odom’s director experience with several companies offers a broad leadership perspective on strategic and operating issues. Her experience co-founding Software Spectrum and growing it to a global Fortune 1000 enterprise before selling it to another public company provides the insight of a long-serving CEO with international operating experience.

16	2022 Proxy Statement

Election of Directors

Srikanth Padmanabhan
Independent Director Director Since: 2018 Age: 57 Committees: Audit NGS

Professional Experience:

Mr. Padmanabhan has served Cummins Inc., a global manufacturer of engines and power solutions, as a Vice President since 2008 and President of its Engine Business segment since 2016. Previously, he served Cummins as Vice President—Engine Business from 2014 to 2016, Vice President and General Manager of Emission Solutions from 2008 to 2014, and in various other capacities since 1991.

Education:

Mr. Padmanabhan holds a bachelor’s degree in mechanical engineering from the National Institute of Technology in Trichy, India, a Ph.D. in mechanical engineering from Iowa State University, and has completed the Advanced Management Program at Harvard Business School.

Director Qualifications:

With over 30 years at Cummins in a variety of leadership roles, Mr. Padmanabhan offers considerable knowledge of the automotive industry and the industrial sector. He brings extensive experience in managing operations, technology and innovation across a multi-billion-dollar global business. He has lived and worked in India, the United States, Mexico, and the United Kingdom.

Jai Shah
Independent Director Director Since: 2019 Age: 55 Committees: Audit HRC

Professional Experience:

Mr. Shah serves as a Group President of Masco Corporation, a Fortune 500 global leader in the design, manufacture and distribution of branded home improvement and building products. In this position since 2018, Mr. Shah has responsibility for operating companies with leading brands in architectural coatings, decorative and outdoor lighting, decorative hardware and wellness businesses in North America. Mr. Shah is also responsible for Masco’s Corporate Strategic Planning activities. He previously served as President of Delta Faucet Company, a Masco business unit, from 2014 to 2018, as Vice President and Chief Human Resources Officer for Masco from 2012 to 2014, and in various capacities since 2003. Prior to Masco, Mr. Shah held a number of senior management positions at Diversey Corporation and served as Senior Auditor for KPMG Peat Marwick Chartered Accountants.

Education:

Mr. Shah is a Certified Public Accountant and Chartered Professional Accountant (Canada) and holds an MBA from the University of Michigan, as well as bachelor’s and master’s degrees in accounting from the University of Waterloo in Ontario, Canada.

Director Qualifications:

Mr. Shah’s range of experience at Masco in a variety of operational, financial and corporate roles offers the Board a broad perspective on relevant issues facing global corporations, including growth strategy development and implementation, talent management, and adapting to e-business and market innovations.

17

Election of Directors

Phoebe A. Wood
Independent Director Director Since: 2005 Age: 68 Committees: Audit, Chair NGS

Professional Experience:

Ms. Wood has been a principal in CompaniesWood, a consulting firm specializing in early stage investments, since her 2008 retirement as Vice Chairman and Chief Financial Officer of Brown-Forman Corporation, a diversified consumer products manufacturer, where she had served since 2001. Ms. Wood previously held various positions at Atlantic Richfield Company, an oil and gas company, from 1976 to 2000.

Education:

Ms. Wood holds a degree in psychology from Smith College and an MBA from UCLA.

Public Company Boards:

Ms. Wood is a director of Invesco, Ltd., an independent global investment manager, Pioneer Natural Resources, an independent oil and gas company, and PPL Corporation, a utility and energy services company.

Director Qualifications:

From her career in business and various directorships, Ms. Wood provides the Board with a wealth of understanding of the strategic, financial and accounting issues the Board addresses in its oversight role.

The Board recommends that you vote FOR the election of each of the director nominees.

18	2022 Proxy Statement

Audit Related Matters

PROPOSAL TWO: Ratification of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment of the Company’s independent registered public accounting firm and has selected PricewaterhouseCoopers LLP (“PwC”) for the fiscal year ending December 31, 2022. PwC has been our independent registered public accounting firm continuously since 1991.

The Audit Committee regularly evaluates activities to assure continuing auditor independence, including whether there should be a regular rotation of the independent registered public accounting firm. As with all matters, the members of the Audit Committee and the Board perform assessments in the best interests of the Company and our investors and believe that the continued retention of PwC meets this standard.

Although shareholder ratification of the Audit Committee’s selection of PwC is not required by the Company’s bylaws or otherwise, the Board is requesting ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, it will be considered a direction to the Audit Committee to consider a different firm. Even if this selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interest of the Company and our shareholders.

PwC representatives are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

The Board recommends that you vote FOR the ratification of PwC as the independent registered public accounting firm.

Audit and Non-Audit Fees

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent external audit firm, directly involved in the selection of the lead engagement partner, and responsible for the audit fee negotiations associated with retaining PwC. The fees billed or expected to be billed by PwC for professional services rendered in fiscal years 2021 and 2020 are shown below.

Type of Service	2021	2020

Audit Fees(1)	$2,461,270	$2,396,996

Audit-Related Fees(2)	22,768	132,970

Tax Fees(3)	811,850	231,406

All Other Fees(4)	9,196	14,075

Total	$3,305,084	$2,775,447

(1)

Includes rendering an opinion on the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting; quarterly reviews of the Company’s financial statements; statutory audits, where appropriate; comfort and debt covenant letters; and services in connection with regulatory filings.

(2)	Includes assessment of controls; consulting on accounting and financial reporting issues; and audits of employee benefit plans.

(3)

Includes preparation and review of tax returns and tax filings; tax consulting and advice related to compliance with tax laws; tax planning strategies; and tax due diligence related to acquisitions and joint ventures. Of the tax fees listed above in 2021, $254,535 relates to compliance services and $557,315 relates to consulting and planning services.

(4)	Includes use of an international tax reporting software and an internet-based accounting research tool.

19

Audit Related Matters

Pre-Approval Procedures for Audit and Non-Audit Services

The Audit Committee has established a procedure for pre-approving the services performed by the Company’s auditors. All services provided by PwC in 2021 were approved in accordance with the adopted procedures. There were no services provided or fees paid in 2021 for which the pre-approval requirement was waived.

The procedure provides standing pre-approval for:

Audit Services: quarterly reviews of the Company’s financial statements; statutory audits, where appropriate; comfort and debt covenant letters; consents and assistance in responding to SEC comment letters; and services in connection with regulatory filings.

Audit-Related Services: consultation on new or proposed transactions, statutory requirements, or accounting principles; reports related to contracts, agreements, arbitration, or government filings; continuing professional education; financial statement audits of employee benefit plans; and due diligence and audits related to acquisitions and joint ventures.

Tax Services: preparation or review of Company and related entity income, sales, payroll, property, and other tax returns and tax filings and permissible tax audit assistance; preparation or review of expatriate and similar employee tax returns and tax filings; tax consulting and advice related to compliance with applicable tax laws; tax planning strategies and implementation; and tax due diligence related to acquisitions and joint ventures.

Any other audit, audit-related, or tax services provided by the Company’s auditors require specific Audit Committee pre-approval. The procedure requires the Audit Committee to specifically pre-approve the terms of the annual audit services engagement letter with the Company’s auditor, including all audit procedures required to render an opinion on the Company’s annual financial statements and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee must also specifically approve, if necessary, any changes in terms of the annual audit engagement resulting from changes in audit scope, Company structure or other matters. The Audit Committee must also specifically approve in advance all other permissible Non-Audit Services to be performed by the Company’s auditors.

Management provides quarterly reports to the Audit Committee regarding the nature and scope of any non-audit services performed and any fees paid to the auditors for all services. The Audit Committee has determined that the provision of the approved Non-Audit Services by PwC in 2021 is compatible with maintaining PwC’s independence.

Audit Committee Report

The current Audit Committee is composed of six non-management directors who are independent as required by SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board which is posted on the Company’s website at www.leggett.com/governance.

Management is responsible for the Company’s financial statements and financial reporting process, including the system of internal controls. PwC, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with accounting principles generally accepted in the United States.

The Audit Committee is responsible for monitoring, overseeing and evaluating these processes, providing recommendations to the Board regarding the independence of and risk assessment procedures used by our independent registered public accounting firm, selecting and retaining our independent registered public accounting firm, and overseeing compliance with various laws and regulations.

At its meetings, the Audit Committee reviewed and discussed the Company’s audited financial statements with management and PwC. The Audit Committee also discussed with PwC all items required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.

20	2022 Proxy Statement

Audit Related Matters

The Audit Committee received the written disclosures and letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and has discussed PwC’s independence with them.

The Audit Committee has relied on management’s representation that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States and on the opinion of PwC included in their report on the Company’s financial statements.

Based on review and discussions with management and PwC referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2021 Annual Report on Form 10-K.

Phoebe A. Wood (Chair)	Robert E. Brunner	Srikanth Padmanabhan
Mark A. Blinn	Mary Campbell	Jai Shah

21

Say on Pay

PROPOSAL THREE: Advisory Vote to Approve Named Executive Officer Compensation

Pursuant to Section 14A of the Securities Exchange Act of 1934, Leggett’s shareholders have the opportunity to vote on an advisory resolution, commonly known as “Say-on-Pay,” to approve the compensation of Leggett’s Named Executive Officers (NEOs), as described in the Executive Compensation and Related Matters section beginning on page 23.

Since Say-on-Pay was implemented in 2011, our shareholders have supported the compensation of our NEOs with over 90% of the vote (with 95% support in 2021). Our Board has adopted a policy providing for an annual Say-on-Pay vote.

Our Human Resources and Compensation Committee is committed to creating an executive compensation program that enables us to attract and retain a superior management team that has targeted incentives to build long-term value for our shareholders. The Company’s compensation package uses a mix of cash and equity-based awards to align executive compensation with our annual and long-term performance. These programs reflect the Committee’s philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance. At the same time, we believe our programs do not encourage excessive risk-taking by management. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

For these reasons, the Board requests our shareholders approve the compensation paid to the Company’s NEOs as described in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables.

Because your vote is advisory, it will not be binding upon the Board; however, the HRC Committee and the Board have considered and will continue to consider the outcome of the vote when making decisions for future executive compensation arrangements.

The Board recommends that you vote FOR the Company’s Named Executive Officer compensation package.

Discretionary Vote on Other Matters

We are not aware of any business to be acted upon at the Annual Meeting other than the three items described in this proxy statement. Your signed proxy, however, will entitle the persons named as proxy holders to vote in their discretion if another matter is properly presented at the meeting. If one of the director nominees is not available as a candidate for director, the proxy holders will vote your proxy for such other candidate as the Board may nominate.

22	2022 Proxy Statement

Executive Compensation and Related Matters

Compensation Discussion & Analysis

Our Human Resources and Compensation Committee, currently consisting solely of independent directors, is committed to creating and overseeing an executive compensation program that enables Leggett & Platt to attract and retain a superior management team that has targeted incentives to build long-term value for our shareholders. To meet these objectives, the Committee has implemented a compensation package that:

•	Emphasizes performance-based equity programs.

•	Sets incentive compensation targets intended to drive performance and shareholder value.

•	Balances rewards between short-term and long-term performance to foster sustained excellence.

•	Motivates our executive officers to take appropriate business risks.

This Compensation Discussion and Analysis describes our executive compensation program and the decisions affecting the compensation of our Named Executive Officers (NEOs):

Name	Title

Karl G. Glassman	Chairman and Chief Executive Officer through December 31, 2021 (former CEO) and current Executive Chairman

J. Mitchell Dolloff	President and Chief Executive Officer as of January 1, 2022 (current CEO), and President and Chief Operating Officer (COO) through December 31, 2021

Jeffrey L. Tate	Executive Vice President and Chief Financial Officer (CFO)

Steven K. Henderson	Executive Vice President (EVP), President—Specialized Products and Furniture, Flooring & Textile (FF&T) Products

Scott S. Douglas	Senior Vice President (SVP)—General Counsel and Secretary

Executive Summary

This section provides an overview of our NEOs’ compensation structure, Leggett’s pay practices, and the Committee’s compensation risk management. Additional details regarding the NEOs’ pay packages, the Committee’s annual review of the executive officers’ compensation, and our equity pay practices are covered in the sections that follow.

23

Compensation Discussion & Analysis

Structuring the Mix of Compensation

The Committee uses its judgment to determine the appropriate percentage of fixed and variable compensation, the use of short-term and long-term performance periods, and the split between cash and equity-based compensation. The final payment and value of the variable elements depends on actual performance and could result in no payout if threshold performance levels are not achieved. The following table shows the key attributes of our 2021 executive compensation structure used to drive performance and build long-term shareholder value.

Compensation Type	Fixed or Variable	Cash or Equity-Based	Term	Basis for Payment

Base Salary	Fixed	Cash	1 year	Individual responsibilities, performance and experience with reference to external benchmarking

Annual Incentive	Variable	Cash	1 year	Return on capital employed (60% weighting) and cash flow (40% weighting)

Long-Term Incentive – two-thirds allocated to Performance Stock Units	Variable	Equity- Based	3 years	Total shareholder return (TSR)(1) relative to peer group and the compound annual growth rate of earnings before interest and taxes (EBIT CAGR), weighted equally

Long-Term Incentive – one-third allocated to Restricted Stock Units	Variable	Equity- Based	3 years	Value based on the Company’s share price as 1/3 of the award vests each year following the grant date

(1)

TSR is the change in stock price over the performance period plus reinvested dividends, divided by the beginning stock price. Leggett’s three-year TSR is measured relative to approximately 300 peer companies making up the industrial, materials and consumer discretionary sectors of the S&P 500 and S&P MidCap 400.

Incentive Payouts in 2021

Our executives’ 2021 annual incentive payouts under the Key Officers Incentive Plan (KOIP) tracked the Company’s operational results in 2021, in which we generated cash flow, as defined in the KOIP, of $340 million (versus a target of $450 million and below the $375 million payout threshold) and 42.4% return on capital employed (versus a target of 37.5%, resulting in a 135% payout). The KOIP, including the calculations and targets for adjusted cash flow and return on capital employed (ROCE), is described on page 27.

24	2022 Proxy Statement

Compensation Discussion & Analysis

The Performance Stock Units (PSUs) granted in 2019 vested on December 31, 2021, with payouts based 50% on the Company’s relative TSR and 50% on EBIT CAGR. Leggett’s cumulative TSR from 2019 to 2021 was 24.3%, which placed us in the 22nd percentile of the peer group which was below the payout threshold. The Company’s 5.8% EBIT CAGR over the three-year performance period resulting in a 122.5% payout. The Company’s PSUs, including the calculation of EBIT CAGR and relative TSR, as well as the vesting schedules, are described on page 29.

CEO Incentive Compensation Payouts in 2021

Sound Pay Practices

The Company is committed to executive compensation practices that align the interests of our executives with our shareholders:

What We Do	What We Don’t Do

✓  Pay for Performance – A significant majority of our NEOs’ compensation is at-risk variable compensation.

✓  Multiple Performance Metrics – Variable compensation is based on more than one measure to encourage balanced incentives.

✓  Incentive Award Caps – All of our variable compensation plans have maximum payout limits.

✓  Benchmarking – We compare our compensation package to market surveys and a customized peer group, and the Committee engages an independent consultant.

✓  Stock Ownership Requirements – All NEOs are subject to robust stock ownership requirements.

✓  Confidentiality & Non-Compete Agreements – All NEOs are subject to confidentiality and non-compete agreements.

✓  Clawbacks – Our policies exceed the mandates of Sarbanes-Oxley.

×  No Single-Trigger Change in Control – Our CIC-related cash severance and equity awards (other than legacy stock options) have a double trigger.

×  No Hedging or Pledging – We do not permit our executive officers to engage in either hedging or pledging activities with respect to Leggett shares.

×  No Excessive Perquisites – Perquisites represent less than 1% of our NEOs’ compensation.

×  No Employment Agreements – All of our NEOs are employed at-will.

×  No Repricing of Options or Cash Buyouts

×  No Share Recycling

×   No Dividends on Equity Awards Prior to Vesting

×  No Tax Gross-Ups

25

Compensation Discussion & Analysis

CEO Transition and 2022 Compensation

On January 1, 2022, Mitch Dolloff became the Company’s Chief Executive Officer, after serving as Leggett’s Chief Operating Officer since 2019 and in various other capacities since 2000. In connection with Mr. Dolloff’s appointment as CEO and upon the Committee’s recommendation, the Board of Directors approved the following compensation package effective for 2022:

•	Base Salary – increased from $800,000 to $1,120,000

•	Target Annual Incentive – increased from 100% to 125%

•	Long-Term Incentive – base award increased from 343% to 400%

These adjustments were based upon benchmarking compensation data, Mr. Dolloff’s experience and prior compensation levels, internal pay equity, and the Company’s past practice with respect to CEO compensation. Mr. Dolloff also received a one-time promotional award of three-year RSUs valued at $1,000,000 granted on January 1, 2022.

At the same time, our former CEO, Karl Glassman, transitioned to the role of Executive Chairman. In this role, Mr. Glassman’s 2022 compensation package was set at $750,000 base salary, 100% target annual incentive, and 200% long-term incentive (granted solely in RSUs).

Since Mr. Glassman remained CEO through December 31, 2021, and Mr. Dolloff’s promotion was effective January 1, 2022, this Compensation Discussion and Analysis will address their respective compensation arrangements prior to the year-end CEO transition, unless otherwise noted.

Additional Investment in Leggett Stock

In addition to having pay packages that are heavily weighted to Leggett equity-based awards, for many years our NEOs have voluntarily deferred substantial portions of their cash compensation into Company stock through the Executive Stock Unit (ESU) Program and the Deferred Compensation Program. Through participation in these programs, particularly the ESU Program, in which Company equity is held until the executive leaves the Company, our NEOs are further invested in the long-term success of the Company.

Managing Compensation Risk

The Committee regularly reviews whether our executive compensation policies and practices (as well as those that apply to our employees generally) are appropriate and whether they create risks or misalignments that are reasonably likely to have a material adverse effect on the Company.

We believe that our compensation programs align our executives’ incentives for risk taking with the long-term best interests of our shareholders. We mitigate risk by allocating incentive compensation across multiple components. This structure is designed to reduce the incentive to take excessive risk because it:

•	Rewards achievement on a balanced array of performance measures, minimizing undue focus on any single target.

•	Stresses long-term performance, discouraging short-term actions that might endanger long-term value.

•	Combines absolute and relative performance measures.

•	Uses multiple long-term incentive vehicles, including Performance Stock Units and Restricted Stock Units with 3-year vesting schedules.

Additional safeguards against undue compensation risk include stock ownership guidelines, caps on all incentive payouts, and clawbacks for performance-based compensation.

26	2022 Proxy Statement

Compensation Discussion & Analysis

Impact of 2021 Say-on-Pay Vote

At our 2021 Annual Meeting, 95% of the votes cast on the Say-on-Pay proposal approved the compensation of our NEOs. The Committee believes that this shareholder vote strongly endorses the Company’s compensation philosophy and programs. The Committee took this support into account as one of many factors it considered in connection with the discharge of its responsibilities (as described in this Compensation Discussion and Analysis) in exercising its judgment in establishing and overseeing our executive compensation arrangements throughout the year.

Our Compensation Components and Programs

Base Salary

Base salary is the only fixed portion of our NEOs’ compensation package. Salary levels are intended to reflect specific responsibilities, performance and experience, while taking into account market compensation levels for comparable positions. Although base salary makes up less than one-fourth of our NEOs’ aggregate target compensation, it’s the foundation for the total package with the variable compensation components set as percentages of base salary:

Name	2021 Base Salary	Annual Incentive: Target Percentage of Base Salary	LTI Awards: Target Percentage of Base Salary

Karl G. Glassman	$1,225,000	125%	480%

J. Mitchell Dolloff	800,000	100%	343%

Jeffrey L. Tate	600,000	80%	250%

Steven K. Henderson	541,000	80%	200%

Scott S. Douglas	480,000	70%	175%

The Committee reviews and determines the NEOs’ base salaries (along with the rest of their compensation packages) during the annual review, which is discussed on page 33.

Annual Incentive

Our NEOs earn their annual incentive, a cash bonus paid under the KOIP, based on achieving certain performance targets for the year.

Our executive officers are divided into two groups under the KOIP for 2021, depending upon their areas of responsibility: (i) corporate participants (Glassman, Dolloff, Tate, and Douglas), whose performance criteria and payouts are based on the Company’s overall results, and (ii) Mr. Henderson as a profit center participant whose performance targets are set for the operations under his control.

Each NEO has a target incentive amount—the amount received for achieving exactly 100% of all performance goals. The target incentive amount is the officer’s base salary multiplied by his target incentive percentage. At the end of the year, the target incentive amount is multiplied by the payout percentages for the various performance metrics (each with its own weighting) to determine the annual incentive payout.

27

Compensation Discussion & Analysis

Performance Metrics. The Committee chose ROCE(1) as the primary incentive target with a 60% weighting to improve earnings and maximize returns on key assets by carefully managing working capital and fixed asset investments. The other 40% of the annual incentive is based upon cash flow(2), which is critical to fund the Company’s ongoing operations, capital expenditures, dividends and deleveraging. Profit center participants are also subject to an adjustment ranging from a potential 5% increase for exceptional safety performance to a 20% deduction for their operations’ failure to achieve safety, audit and environmental standards.

(1)

Return on Capital Employed (ROCE) = Earnings Before Interest and Taxes (EBIT) ÷ quarterly average of Net Plant Property and Equipment (PP&E) and Working Capital (excluding cash and current maturities of long-term debt).

(2)

For corporate participants: Cash Flow = Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) +/- Change in Working Capital (excluding cash and current maturities of long-term debt) + Non-Cash Impairments – Capital Expenditures.

For profit center participants: the same formula is used, except (i) EBITDA is adjusted for currency effects and (ii) change in working capital excludes balance sheet items not directly related to ongoing activities.

ROCE and cash flow calculations are adjusted for all items of gain, loss or expense (i) from non-cash impairments; (ii) related to loss contingencies identified in the Company’s 10-K relating to the fiscal year immediately preceding the performance period; (iii) related to the disposal of a segment of a business; or (iv) related to a change in accounting principle. Financial results from acquisitions are excluded from calculations in the year of acquisition. Financial results from businesses divested during the year are included, but targets relating to the divested businesses will be prorated to reflect only that portion of the year prior to the divestiture. Financial results from businesses classified as discontinued operations are included in the calculations. Financial results exclude (i) certain currency and hedging-related gains and losses, (ii) gains and losses from asset disposals, and (iii) items that are outside the scope of the Company’s core, on-going business activities.

Targets and Payout Schedules. Upon selecting the metrics, the Committee established performance targets and payout schedules. In setting the payout schedules, the Company evaluated various payout scenarios before selecting one that struck a balance between accountability to shareholders and motivation for participants. The payout for each portion of the annual incentive is capped at 150%.

2021 Corporate Payout Schedule	2021 Profit Center Payout Schedule

				ROCE and Free Cash Flow (Relative to Target)
ROCE(1)		Cash Flow (millions)(1)
Achievement	Payout	Achievement	Payout	Achievement(2)	Payout

<30.5%	0%	<$375	0%	<75%	0%

30.5%	50%	375	50%	75%	50%

37.5%	100%	450	100%	100%	100%

44.5%	150%	525	150%	125%	150%

(1)	The 2021 results for corporate participants (Glassman, Dolloff, Tate, and Douglas) were 42.4% ROCE (resulting in a 135% payout) and $340 million of cash flow (resulting in a 0% payout).

(2)

As a profit center participant, Mr. Henderson’s target for a 100% payout was 42.6% ROCE (43.2% actual resulting in a 103% payout) and $286.6 million free cash flow ($224 million actual resulting in a 56% payout) for the Specialized and FF&T Segments.

28	2022 Proxy Statement

Compensation Discussion & Analysis

The following table provides the details of the 2021 annual incentive payouts for our NEOs:

Name	Target Incentive Amount				Weighted Payout Percentage						Annual Incentive Payout
Karl G. Glassman	$1,531,250			x	81.0%					=	$1,240,313
	Salary	x	Target %		Metric	Payout	%	x	Weight
	$1,225,000		125%		ROCE	135%			60%
					Cash Flow	0%			40%
J. Mitchell Dolloff	$800,000			x	81.0%					=	$648,000
	Salary	x	Target %		Metric	Payout %		x	Weight
	$800,000		100%		ROCE	135%			60%
					Cash Flow	0%			40%
Jeffrey L. Tate	$480,000			x	81.0%					=	$388,800
	Salary	x	Target %		Metric	Payout	%	x	Weight
	$600,000		80%		ROCE	135%			60%
					Cash Flow	0%			40%
Steven K. Henderson	$432,800			x	85.2%					=	$368,746
	Salary	x	Target %		Metric	Payout %		x	Weight
	$541,000		80%		ROCE	103%			60%
					FCF	56%			40%
					+1% Compliance Adjustment
Scott S. Douglas	$336,000			x	81.0%					=	$272,160
	Salary	x	Target %		Metric	Payout	%	x	Weight
	$480,000		70%		ROCE	135%			60%
					Cash Flow	0%			40%

Long-Term Incentive, Equity-Based Awards

Since 2020, the LTI awards for our executive officers have been allocated as follows:

•	Two-thirds of the target award value is granted as performance stock units (PSUs) with payouts based 50% on relative TSR and 50% on EBIT CAGR over a three-year performance period.

•	One-third of the target award value is granted as restricted stock units (RSUs) vesting in one-third increments over three years.

Three-Year Performance Stock Units. We grant performance stock units to our NEOs and other senior managers to tie their pay to the Company’s performance and shareholder returns. The payouts from these equity-based awards reflect our philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance.

29

Compensation Discussion & Analysis

Leggett’s long-term focus emphasizes profitable growth and the Company’s TSR relative to peer companies. The PSU awards support our operational and market-based goals by allocating 50% of payout to EBIT CAGR results and 50% to our relative TSR performance. The vesting schedules for the PSU awards are as follows:

Relative TSR(1) Percentile	Relative TSR Vesting %
25%	25%
30%	35%
35%	45%
40%	55%
45%	65%
50%	75%
55%	100%
60%	125%
65%	150%
70%	175%
75%	200%

EBIT CAGR(2) %	EBIT CAGR Vesting %
2%	75%
4%	100%
6%	125%
8%	150%
10%	175%
12%	200%

(1)

Relative TSR is the Company’s Total Shareholder Return compared to a peer group consisting of all the companies in the industrial, materials and consumer discretionary sectors of the S&P 500 and S&P MidCap 400 (approximately 300 companies). Although Leggett was a member of the S&P 500 until December 2021, our market capitalization is significantly below that group’s median, so the Committee included the S&P MidCap 400 in the group as well. In addition, nearly all of our business units fall into these industry sectors.

(2)

EBIT CAGR is the Company’s or applicable profit centers’ compound annual growth rate of Earnings Before Interest and Taxes (EBIT) in the third fiscal year of the performance period compared to the Company’s (or applicable profit centers’) EBIT in the fiscal year immediately preceding the performance period. The calculation of EBIT CAGR includes results from businesses acquired during the performance period and excludes results for any businesses divested during the performance period. EBIT CAGR also excludes (i) results from non-operating branches, (ii) certain currency and hedging-related gains and losses, (iii) gains and losses from asset disposals, (iv) items that are outside the scope of the Company’s core, on-going business activities, and (v) with respect to profit centers, all amounts relating to corporate allocations. EBIT CAGR will be adjusted to eliminate gain, loss or expense, as determined in accordance with standards established under Generally Accepted Accounting Principles, (i) from non-cash impairments; (ii) related to loss contingencies identified in footnotes to the financial statements in the Company’s 10-K relating to the fiscal year immediately preceding the performance period; (iii) related to the disposal of a segment of a business; or (iv) related to a change in accounting principle.

Three-Year Restricted Stock Units. Beginning in 2020, one-third of our executives’ LTI awards were granted as RSUs vesting in one-third increments over three years. The unvested RSUs do not accrue dividends. The variable payout of the RSUs based on the Company’s stock price ties the executives’ compensation to the Company’s performance, but the time-based vesting offers an appropriate level of stability to their equity-based compensation.

In addition to Mr. Henderson’s LTI target award percentage approved by the Committee during the annual review as described on page 34, he also receives an annual award of 4,000 RSUs. This annual award was negotiated as part of Mr. Henderson’s pay package when he joined the Company in 2017.

Other Compensation Programs

The NEOs voluntarily defer substantial portions of their cash compensation into Leggett equity through the Executive Stock Unit Program and the Deferred Compensation Program to build an additional long-term stake in the Company. The Company also provides 401(k) and non-qualified excess plans in which some of our executives choose to participate.

Executive Stock Unit Program. All our NEOs participate in the ESU Program, our primary executive retirement plan. These accounts are held until the executive’s employment is terminated.

30	2022 Proxy Statement

Compensation Discussion & Analysis

The ESU Program is a non-qualified retirement program that allows executives to make pre-tax deferrals of up to 10% of their compensation into diversified investments. We match 50% of the executive’s contribution in Company stock units, purchased at a 15% discount, which may increase up to a 100% match if the Company meets annual ROCE targets linked to the KOIP. The Company makes an additional 17.65% contribution to the diversified investments acquired with executive contributions. Matching contributions vest once employees have participated in the ESU Program for five years. Leggett stock units held in the ESU Program accrue dividends, which are used to acquire additional stock units at a 15% discount. At distribution, the balance of the diversified investments is paid in cash. Although the Company intends to settle the stock units in shares of the Company’s common stock, it reserves the right to distribute the balance in cash if sufficient shares are not available under the Flexible Stock Plan.

Deferred Compensation Program. The Deferred Compensation Program allows key managers to defer up to 100% of salary, incentive awards and other cash compensation in exchange for any combination of the following:

•	Stock units with dividend equivalents, acquired at a 20% discount to the fair market value of our common stock on the dates the compensation or dividends otherwise would have been paid.

•

At-market stock options with the underlying shares of common stock having an initial market value five times the amount of compensation forgone, with an exercise price equal to the closing market price of our common stock on the grant date (December 15 of the year in which the deferral election is made).

•	Cash deferrals accruing interest at a rate intended to be slightly higher than otherwise available for comparable investments.

Participants who elect a cash or stock unit deferral can receive distributions in a lump sum or in annual installments. Distribution payouts must begin no more than 10 years from the effective date of the deferral and all amounts subject to the deferral must be distributed within 10 years of the first installment. Although the Company intends to settle the stock units in shares of the Company’s common stock, it reserves the right to distribute the balance in cash if sufficient shares are not available under the Flexible Stock Plan. Participants who elect at-market stock options, which have a 10-year term, may exercise them approximately 15 months after the start of the year in which the deferral was made.

Retirement K and Excess Plan. The Company’s defined benefit Retirement Plan was frozen in 2006 (see description on page 42). Employees who had previously participated in the Retirement Plan were offered a replacement benefit: a tax-qualified defined contribution Section 401(k) Plan (Retirement K). The Retirement K includes an age-weighted Company matching contribution designed to replicate the benefits lost by the Retirement Plan freeze. Employees who did not participate in the Retirement Plan when it was frozen in 2006 are eligible to contribute to the Company’s 401(k) plan with an alternate matching contribution schedule.

Many of our officers cannot fully participate in the Retirement K due to limitations imposed by the Internal Revenue Code or the Employee Retirement Income Security Act, or due to their participation in the Deferred Compensation Program. Consequently, we maintain a non-qualified Retirement K Excess Plan which permits affected executives to receive the full matching benefit they would otherwise have been entitled to under the Retirement K. Amounts earned in the Retirement K Excess Plan are paid out in cash no later than March 15 of the following year and are eligible for the Deferred Compensation Program.

Business Unit Profit Sharing Program. Prior to Mr. Henderson’s promotion to Executive Vice President and President of the Specialized and FF&T Segments at the start of 2020, he received awards under the Company’s Business Unit Profit Sharing (BUPS) program. The BUPS is a long-term, performance-based incentive program in which participants earn a cash bonus based on a percentage of the incremental EBIT produced by the business unit(s) they manage, subject to an individual payout cap and an aggregate payout cap for all participants in the business units. For Mr. Henderson’s 2019 BUPS award (which vested on December 31, 2021), he was eligible to receive a 1.5% share of the incremental EBIT produced by the business units under his direction in the three years of the performance period in excess of the EBIT produced by those businesses in 2018 (the base year for the 2019 award), subject to a cap of 150% of his 2019 base salary.

31

Compensation Discussion & Analysis

Perquisites and Personal Benefits. The Committee believes perquisites should not be a significant part of our executive compensation program. In 2021, perquisites were less than 1% of each NEO’s total compensation and consisted of use of a Company car and limited personal use of corporate aircraft by our CEO.

Given the location of the Company’s headquarters away from any major metropolitan area, the Committee wished to facilitate Mr. Glassman’s schedule and allow him to more efficiently attend to Company business by offering him limited personal use of corporate aircraft, when the aircraft is not scheduled for business purposes. The use of corporate aircraft for personal travel by Mr. Glassman and his guests is subject to an annual limit of $100,000 in aggregate incremental cost to the Company, including the cost of “deadhead” flights necessitated by such personal use. The Company does not provide tax reimbursements to Mr. Glassman for any taxes arising from imputed income relating to his use of the corporate aircraft for personal travel by him or his guests.

Effective January 1, 2022, Mr. Dolloff will be allowed to use the Company aircraft for personal travel for him and his guests subject to the aircraft not being scheduled for business purposes and his reimbursing the Company for the aggregate incremental cost of such flights, including the costs of any deadhead flights necessitated by such personal use (subject to any applicable reimbursement limits imposed by the Federal Aviation Administration).

We believe these benefits are appropriate when viewed in the overall context of our executive compensation program.

How Compensation Decisions Are Made

The Committee uses its informed judgment to determine the appropriate type and mix of compensation elements; to select performance measures, target levels and payout schedules for incentive compensation; and to determine the level of salary and incentive awards for each executive officer. The Committee may delegate its duties and responsibilities to one or more Committee members or Company officers, as it deems appropriate, but may not delegate authority to non-members for any action involving executive officers. The full Board must review and approve certain actions, including any employment agreements, severance benefit agreements, and amendments to stock plans.

The Committee has the authority to engage its own external compensation consultant as needed and has engaged Meridian Compensation Partners, LLC as its independent consultant since 2012. The Company conducts an annual conflict of interest assessment, which the Committee reviews to verify, in the Committee’s judgment, Meridian’s independence and that no conflicts of interest exist. Meridian does not provide any other services to the Company and works with the Company’s management only on matters for which the Committee is responsible.

In 2021, Meridian advised on selecting a peer group of companies for executive compensation benchmarking, provided comparative data for the annual executive compensation review described below, and assisted with other compensation matters as requested. Representatives from Meridian also attend Committee meetings on request.

The Company’s Human Resources and Legal Departments also provide compensation data, research and analysis that the Committee may request, and personnel from those departments along with Mr. Glassman and Mr. Dolloff, attend Committee meetings. However, the Committee regularly meets in executive session without management present to discuss CEO performance and compensation, as well as any other matters deemed appropriate by the Committee.

The CEO recommends to the Committee compensation levels for the other executive officers, including salary increases, annual incentive targets and long-term incentive award values, based on his assessment of each executive’s performance and level of responsibility. The Committee evaluates those recommendations and accepts or makes adjustments as it deems appropriate.

32	2022 Proxy Statement

Compensation Discussion & Analysis

The Annual Review and Use of Compensation Data

The Committee conducted the annual review of executive compensation at its February 2021 meeting to set the executive officers’ compensation for the year.

During the annual review, the Committee evaluates the three primary elements of the annual compensation package for executive officers: base salary, annual incentive, and long-term incentive awards. As discussed above, increases to base salary affect the other elements of the compensation package because the variable compensation elements (annual incentive and long-term incentive awards) are each set as a percentage of base salary. The Committee also reviews the secondary compensation elements, such as voluntary equity plans and retirement plans, as well as potential payments upon termination or change in control. Decisions about secondary and post-termination compensation elements are made as the plans or agreements giving rise to the compensation are reviewed.

In connection with the annual review, the Committee evaluates the following data presented by the Company and Meridian to consider each executive’s compensation package in the context of past decisions, internal pay relationships and the external market:

•	Compensation data available from proxy filings of the executive compensation peer group, and two general industry surveys published by national consulting firms (described more fully below).

•	Current annual compensation for each executive officer.

•	The potential value of each executive officer’s compensation package under three Company performance scenarios (threshold, target and maximum payout).

•	Comparison of CEO target and realizable pay for the prior five years.

•	The cash-to-equity ratio and fixed-to-variable pay ratio of each executive officer’s compensation package.

•	Compliance with our stock ownership requirements and a summary of outstanding equity awards.

Among the factors the Committee considers when making compensation decisions is the compensation of our NEOs relative to the compensation paid to similarly-situated executives in our markets. We believe, however, that a benchmark should be just that—a point of reference for measurement, not the determinative factor for our executives’ compensation. Because the comparative compensation information is just one of several analytic tools used in setting executive compensation, the Committee has discretion in determining the nature and extent of its use.

Benchmarking Against Peer Companies. In the annual review, the Committee used a peer group to provide additional insight into company-specific pay levels and practices. The Committee evaluates market data provided by compensation surveys and views the use of a peer group as an additional reference point when reviewing the competitiveness of NEO pay levels.

In developing the peer group, the Committee directed Meridian to focus on companies in comparable industries with a similar size and scope of business operations as Leggett. The Committee periodically reviews the composition of the peer group to ensure these companies remain relevant for comparative purposes.

33

Compensation Discussion & Analysis

Prior to the annual review to set 2021 compensation, the Committee approved the following peer group of 16 U.S. based, publicly traded manufacturing companies, with Leggett near the group’s median revenue and market capitalization:

Allegion PLC	HNI Corporation

American Axle & Manufacturing Holdings, Inc.	Lennox International Inc.

A. O. Smith Corporation	Masco Corporation

Carlisle Companies, Incorporated	MillerKnoll, Inc.

Cooper-Standard Holdings Inc.	Owens Corning

Dana Incorporated	PENTAIR plc

Flowserve Corporation	Tempur Sealy International, Inc.

Fortune Home Brands & Security, Inc.	Tenneco Inc.

The 2021 peer group included the same companies as the prior year.

Compensation Survey Data. The Committee used broad-based compensation surveys published by Willis Towers Watson (General Industry Executive Compensation Survey) and Aon Hewitt (Total Compensation Measurement) to develop a balanced picture of the compensation market.

The Committee reviewed data from large companies across all industries (with median revenue of $4.1 billion) from the Willis Towers Watson survey and large manufacturing companies (with median revenue of $4.6 billion) from the Aon Hewitt survey. The Committee referenced market benchmarks that most closely match the NEOs’ job descriptions; however, the Committee was not made aware of the specific companies in the applicable survey groups.

The Committee used the peer group and compensation surveys to get a general sense of the competitive market. These sources generally showed our executive officers’ compensation was in line with median total compensation with an above-average percentage of at-risk, performance-based pay. Individual pay levels may vary relative to the market median for a number of reasons, including, but not limited to, tenure, responsibilities, and performance.

Additional Considerations. Although the Committee views benchmarking data as a useful guide, it gives significant weight to (i) the mix of fixed to variable pay, (ii) the ratio of cash to equity-based compensation, (iii) internal pay equity, and (iv) individual responsibilities, experience and merit when establishing base salaries, annual incentive percentages, and long-term incentive award percentages. While the Committee monitors these pay relationships, it does not target any specific pay ratios.

The Committee also considers the Company’s merit increase budget for all salaried U.S. employees in determining salary increases for executive officers.

Changes to the NEOs’ 2021 Compensation. In connection with the 2021 executive officers’ compensation review:

•	Mr. Glassman’s base salary was unchanged for the second year in a row, his Annual Incentive percentage was increased from 120% to 125%, and his LTI award percentage was increased from 458% to 480%.

•	Mr. Dolloff’s base salary was increased from $700,000 to $800,000 and his LTI award percentage was increased from 300% to 343%, while his Annual Incentive percentage was unchanged.

•	Mr. Tate’s base salary was increased from $570,000 to $600,000, and his Annual Incentive and LTI award percentages were unchanged.

•	Mr. Henderson’s base salary was increased from $530,000 to $541,000, while his Annual Incentive and LTI award percentages were unchanged.

•	Mr. Douglas’ base salary was increased from $450,000 to $480,000 and his Annual Incentive percentage was increased from 60% to 70%, while his LTI award percentage was unchanged.

34	2022 Proxy Statement

Compensation Discussion & Analysis

Equity Grant Practices

The Committee discussed the 2021 LTI awards at length at its November 2020 meeting, then approved the 2021 RSU and PSU awards at its February 2021 meeting. The Committee does not approve current market priced grants of equity-based awards when it is aware of material inside information.

Performance of Past Equity-Based Awards. The Committee monitors the value of past equity-based awards to gain an overall assessment of how current compensation decisions fit with past practices and to determine the executives’ accumulated variable compensation. However, the Committee does not increase current-year equity-based awards, or any other aspect of the NEOs’ compensation, to adjust for below-expected performance of past equity-based awards.

Clawback Provisions. All equity-based awards are subject to a clawback provision included in our Flexible Stock Plan, which allows the Committee to cancel all or any portion of an award if the recipient (i) violates any confidentiality, non-solicitation or non-compete obligations or terms in an award, employment agreement, confidentiality agreement, separation agreement, or any other similar agreement, (ii) engages in improper conduct contributing to the need to restate any external Company financial statement, (iii) commits an act of fraud or significant dishonesty, or (iv) commits a significant violation of any of the Company’s written policies or applicable laws. Under the Flexible Stock Plan, the Committee may require an award recipient to forfeit and repay to the Company any or all of the income or other benefit received on the vesting, exercise, or payment of an award (i) in the preceding two years if, in its discretion, the Committee determines that the recipient engaged in any of the foregoing activities and that such activity resulted in a significant financial or reputational loss to the Company, (ii) to the extent required under applicable law or securities exchange listing standards, or (iii) to the extent required or permitted under any written policy of the Company dealing with recoupment of compensation, subject to any limits of applicable law.

In addition, the award documents for our PSU awards include clawback provisions triggered if the Company is required to restate previously reported financial results. Following a restatement within 24 months after the awards vest, all recipients must repay any amounts paid in excess of what would have been paid under the restated results. In addition, the Committee may require repayment of the entire award from any award recipients determined to be personally responsible for gross misconduct or fraud that caused the need for the restatement.

Executive Stock Ownership Guidelines. The Committee believes executive officers should maintain a meaningful ownership stake in the Company to align their interests with those of our shareholders. We expect executive officers to attain the following levels of stock ownership within five years of appointment and to maintain those levels throughout their employment.

Position	Ownership Requirement

CEO and Board Chairman	5X base salary

CFO, COO and EVP	3X base salary

All Other Executive Officers	2X base salary

Shares of the Company’s stock owned outright, stock units and net shares acquirable upon the exercise of deferred compensation stock options count toward satisfying the ownership totals. A decline in the stock price can cause an executive officer who previously met the threshold to fall below it temporarily. After five years from appointment, an executive officer who has not met the ownership requirement or falls below it due to a stock price decline, may not sell Leggett shares and must hold any net shares acquired upon the exercise of stock options or vesting of stock units until the ownership threshold is met. As of March 8, 2022, all our NEOs were in compliance with their stock ownership requirements.

35

Compensation Discussion & Analysis

Hedging and Pledging Policy. The Company’s insider trading policy prohibits its directors, officers and employees from transactions related to Leggett securities involving short sales, having put equivalent positions, buying or selling exchange-traded options and hedging transactions, which include purchase and sale of options, zero cost collars and forward sale contracts. The policy also prohibits all directors and Section 16 officers from pledging Leggett securities as collateral for a loan, including in a margin account.

Change in Control Agreements

Our NEOs do not have employment agreements and are all considered at-will employees.

Each of our NEOs has a severance benefit agreement which is designed to protect both the executive officer’s and the Company’s interests in the event of a change in control of the Company, as described on page 44.

The benefits provided under the severance benefit agreements do not impact the Committee’s decisions regarding other elements of the executive officers’ compensation. Because these agreements provide contingent compensation, not regular compensation, they are evaluated separately in view of their intended purpose.

Tax Considerations

For tax years prior to 2018, Section 162(m) of the Internal Revenue Code generally disallowed an income tax deduction to public companies for compensation over $1 million paid to certain executive officers; however, qualifying performance-based compensation was not subject to the deduction limit if certain requirements were met. As a result of the Tax Cuts and Jobs Act eliminating the performance-based compensation exception under Section 162(m), the Company currently expects that, with respect to 2018 and beyond, any compensation amounts over $1 million paid to any NEO will no longer be tax deductible unless grandfathered under the exception for pre-existing contractual arrangements.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis with management, and, based on that review and discussion, the Committee has recommended to the Board of Directors that this Compensation Discussion & Analysis be included in this proxy statement.

Robert E. Brunner (Chair) Mark A. Blinn Manuel A. Fernandez	Joseph W. McClanathan Judy C. Odom Jai Shah

36	2022 Proxy Statement

Executive Compensation and Related Matters

Summary Compensation Table

The following table reports the total 2021 compensation of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers as of December 31, 2021. Collectively, we refer to these five executives as the “Named Executive Officers” or “NEOs.”

Name and Principal Position	Year	Salary(1)(3)	Bonus(1)	Stock Awards(1)(2)(4)	Non-Equity Incentive Plan Compensation(1)(2)(3)	Change in Pension Value; Nonqualified Deferred Compensation Earnings(5)	All Other Compensation (3)(6)	Total
Karl G. Glassman Chairman and Chief Executive Officer through 12/31/2021 and current Executive Chairman	2021	$1,225,000		$5,912,456	$1,240,313	$124,281	$708,916	$9,210,966
	2020	1,130,769		4,922,296	1,758,120	153,182	778,448	8,742,815
	2019	1,225,000		6,117,860	1,908,060	163,436	779,556	10,193,912
J. Mitchell Dolloff Chief Operating Officer through 12/31/2021 and current President and Chief Executive Officer	2021	780,769		2,414,277	648,000	40,444	334,672	4,218,162
	2020	646,154		1,842,421	837,200	34,555	346,234	3,706,564
	2019	596,615		2,076,245	796,800	25,861	355,070	3,850,591

Jeffrey L. Tate(1) Executive VP and Chief Financial Officer	2021	594,231		1,432,843	388,800	2,196	164,713	2,582,783
	2020	526,154		1,250,206	545,376	468	148,349	2,470,553
	2019	167,115	$250,000	1,645,901	188,615		36,468	2,288,099
Steven K. Henderson(2) Executive VP, President— Specialized and FF&T Products	2021	538,885		1,226,872	368,746	5,904	155,125	2,295,532
	2020	489,231		1,023,950	415,074	3,854	140,786	2,072,895

Scott S. Douglas Senior VP— General Counsel and Secretary	2021	474,231		791,828	272,160	13,166	216,344	1,767,729
	2020	415,385		690,893	322,920	43,780	221,704	1,694,682
	2019	418,462		847,666	327,096	63,853	131,007	1,788,084

(1)

Mr. Tate became an NEO of the Company upon his appointment as Chief Financial Officer on September 3, 2019. Mr. Tate’s 2019 salary and annual incentive award under the KOIP were prorated for the partial year he worked for the Company. As an inducement to join the Company, Mr. Tate received a one-time cash incentive of $250,000. He also received a sign-on grant of $500,000 in time-based restricted stock units (RSUs), which vest in one-third increments on the first, second and third anniversaries of the grant date. Mr. Tate also received two interim PSU awards based upon his starting base salary and 250% PSU award multiple, but adjusted for the length of time remaining in their respective performance periods—for the 2018 PSU award with one year remaining in the three-year performance period, he received a one-third prorated award, and for the 2019 PSU award with two years remaining, he received a two-thirds prorated award.

(2)

Mr. Henderson became an NEO of the Company for the first time in 2020. In addition to Mr. Henderson’s LTI target awards approved by the Committee during the annual review as described on page 34, he also receives an annual award of 4,000 RSUs. This annual award was negotiated as part of Mr. Henderson’s pay package when he joined the Company in 2017. In addition to the cash incentive paid to Mr. Henderson for 2021 results under the KOIP, he was also eligible to receive a cash payment under the BUPS (described at page 31) based upon a percentage of the incremental EBIT produced by the business units he managed for the three-year period ending December 31, 2021; however, the EBIT results of these businesses did not result in a payout for this performance period.

37

Executive Compensation and Related Matters

(3)

Amounts reported in these columns include cash compensation (base salary, non-equity incentive plan compensation and certain other cash items) that was deferred into the ESU Program (to acquire diversified investments) and/or the Deferred Compensation Program (to acquire, at the NEO’s election, an interest-bearing cash deferral, Leggett stock units, or an option to purchase Leggett stock), as follows:

				Deferred Compensation Program
Name	Year	Total Cash Compensation Deferred	ESU ($)	Cash Deferral ($)	Stock Options (#)	Stock Units (#)
Karl G. Glassman	2021	$838,870	$238,865			16,386
	2020	1,067,860	267,860			26,165
	2019	1,510,297	310,297		55,051	24,285
J. Mitchell Dolloff	2021	580,919	139,804			14,050
	2020	663,692	144,952			14,372
	2019	853,362	136,350			22,267
Jeffrey L. Tate	2021	193,533	95,230			2,925
	2020	211,162	104,068			3,141
	2019	34,848	34,848
Steven K. Henderson	2021	157,745	87,690			1,913
	2020	184,230	82,090			3,046
Scott S. Douglas	2021	361,394	71,566			9,536
	2020	397,706	70,700			8,770
	2019	402,805	71,572		45,587

See the Grants of Plan-Based Awards Table on page 40 for further information on Leggett equity-based awards received in lieu of cash compensation in 2021.

(4)

Amounts reported in this column reflect the grant date fair value of the PSU awards and RSU awards as detailed in the table below. For a description of the assumptions used in calculating the grant date fair value, see Note L to Consolidated Financial Statements to our Annual Report on Form 10-K for the year ended December 31, 2021. The potential maximum value of the PSU awards on the grant date are also included in the table below.

Name	Year	PSU Awards: Grant Date Fair Value	PSU Awards: Potential Maximum Value at Grant Date	RSU Awards: Grant Date Fair Value
Karl G. Glassman	2021	$4,059,449	$8,118,898	$1,853,007
	2020	3,212,055	6,424,100	1,710,241
	2019	6,117,860	12,235,720
J. Mitchell Dolloff	2021	1,657,631	3,315,262	756,646
	2020	1,202,276	2,404,553	640,145
	2019	2,076,245	4,152,491
Jeffrey L. Tate	2021	983,783	1,967,566	449,060
	2020	815,811	1,631,621	434,395
	2019	1,217,507	2,435,013	428,394
Steven K. Henderson	2021	731,795	1,463,591	495,077
	2020	606,848	1,213,695	417,102
Scott S. Douglas	2021	543,665	1,087,330	248,163
	2020	450,844	901,688	240,049
	2019	847,666	1,695,332

38	2022 Proxy Statement

Executive Compensation and Related Matters

(5)	Amounts reported in this column for 2021 are set forth below.

Name	Change in Pension Value(a)	ESU Program(b)	Deferred Stock Units(c)	Total(d)
Karl G. Glassman	$(15,631)	$57,645	$66,636	$124,281
J. Mitchell Dolloff		12,507	27,937	40,444
Jeffrey L. Tate		837	1,359	2,196
Steven K. Henderson		1,958	3,946	5,904
Scott S. Douglas	(12,637)	10,253	2,913	13,166

(a)

Change in the present value of the NEO’s accumulated benefits under the defined benefit Retirement Plan, as described on page 42. The present value of some Retirement Plan participants’ benefit decreased in 2021 due to the increase in the Plan’s discount rate from 2.0% to 2.5%.

(b)	15% discount on dividend equivalents for stock units held in the ESU Program, as described on page 30.

(c)	20% discount on dividend equivalents for stock units held in the Deferred Compensation Program, as described on page 31.

(d)	The total excludes negative amounts from Change in Pension Value.

(6)	Amounts reported in this column for 2021 are set forth below:

Name	ESU Program(a)	Deferred Stock Units(b)	401(k) Matching Contributions(c)	Retirement K Excess Payments(c)	Life and Disability Insurance Benefits	Perks(d)	Total
Karl G. Glassman	$359,083	$150,001	$10,440	$78,311	$7,125	$103,956	$708,916
J. Mitchell Dolloff	200,301	110,279			3,870	20,222	334,672
Jeffrey L. Tate	138,067	24,576			2,070		164,713
Steven K. Henderson	118,182	17,514			5,940	13,318	155,125
Scott S. Douglas	99,821	72,457	10,440	16,430	5,940	11,256	216,344

(a)

This amount represents the Company’s matching contributions under the ESU Program, the additional 17.65% contribution for diversified investments acquired with employee contributions, and the 15% discount on Leggett stock units acquired with Company matching contributions.

(b)	This amount represents the 20% discount on stock units acquired with employee contributions to the Deferred Compensation Program.

(c)	The Company’s 401(k) and Retirement K Excess Plan are described on page 31.

(d)

Perquisites or other personal benefits with an aggregate value of $10,000 or more are included in the Summary Compensation Table. For disclosure purposes, perquisites are valued at the Company’s aggregate incremental cost. Perquisites for our executive officers in 2021 consisted of use of a Company car and limited personal use of corporate aircraft by the CEO. Mr. Glassman’s use of corporate aircraft for personal travel by him and his guests, subject to the aircraft not being scheduled for business purposes, is subject to an annual limit of $100,000 in aggregate incremental cost to the Company, including the cost of “deadhead” flights necessitated by such personal use. The incremental cost for Mr. Glassman’s personal use of corporate aircraft in 2021 was $76,066 based upon the Company’s average variable cost per passenger mile for the Company’s fleet over the course of 2021 multiplied by the passenger miles attributable to Mr. Glassman’s use.

39

Executive Compensation and Related Matters

Grants of Plan-Based Awards in 2021

The following table sets forth, for the year ended December 31, 2021, information concerning each grant of an award made to the NEOs in 2021 under the Company’s Flexible Stock Plan and the Key Officers Incentive Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Shares of Stock or Units(4) (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Award Type(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Karl G. Glassman	2/23/21	AI	$765,625	$1,531,250	$2,296,875
	2/23/21	PSU				46,026	92,051	184,102		$4,059,449
	2/23/21	RSU							46,026	1,853,007
	—	DSU							16,386	750,006
J. Mitchell Dolloff	2/23/21	AI	400,000	800,000	1,200,000
	2/23/21	PSU				18,794	37,588	75,176		1,657,631
	2/23/21	RSU							18,794	756,646
	—	DSU							14,050	551,394
Jeffrey L. Tate	2/23/21	AI	240,000	480,000	720,000
	2/23/21	PSU				11,154	22,308	44,616		983,783
	2/23/21	RSU							11,154	449,060
	—	DSU							2,925	122,879
Steven K. Henderson	2/23/21	AI	259,680	432,800	649,200
	2/23/21	PSU				8,297	16,594	33,188		731,795
	2/23/21	RSU							12,297	495,077
	—	DSU							1,913	87,569
Scott S. Douglas	2/23/21	AI	168,000	336,000	504,000
	2/23/21	PSU				6,164	12,328	24,656		543,665
	2/23/21	RSU							6,164	248,163
	—	DSU							9,536	362,285

(1)	Award Type:
AI—Annual Incentive
PSU—Performance Stock Units
RSU—Restricted Stock Units
DSU—Deferred Stock Units

(2)	The performance metrics, payout schedules and other details of the NEOs’ annual incentive are described on page 27.

(3)	PSU awards vest at the end of a three-year performance period with 50% based on our TSR as measured relative to a peer group and 50% based upon EBIT CAGR. The PSU awards are described on page 29.

(4)

DSU amounts (from the Deferred Compensation Program described on page 31) reported in this column represent stock units acquired in lieu of cash compensation. Stock units are purchased on a bi-weekly basis or as compensation otherwise is earned, so there is no grant date for these awards. DSUs are acquired at a 20% discount to the market price of our common stock on the acquisition date. We recognize compensation expense for this discount, which is reported in the All Other Compensation column of the Summary Compensation Table on page 37.

40	2022 Proxy Statement

Executive Compensation and Related Matters

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table reports the outstanding stock options, performance stock units (PSUs), and restricted stock units (RSUs) held by each NEO as of December 31, 2021.

	Option Awards					Stock Awards
			Exercisable Securities Underlying Unexercised Options (#)			Unvested Stock Units			Equity Incentive Plan Awards—Unearned Shares, Units or Other Unvested Rights
Name	Grant Date(1)			Exercise Price ($)	Expiration Date	Grant Date	Number of Units(2) (#)	Market Value(3) ($)	Performance Period(4)	Number of Units(5) (#)	Market or Payout Value(3) ($)
Karl G. Glassman	1/4/16		80,449	41.02	1/3/26	RSU Awards			PSU Awards
	12/30/16	*	40,917	48.88	12/29/26	2/18/20	27,192	1,119,223	2020–2022	81,576	3,357,668
	12/17/18	*	55,051	36.33	12/16/28	2/23/21	46,026	1,894,430	2021–2023	92,051	3,788,819
Total			176,417				73,218	3,013,653		173,627	7,146,487
J. Mitchell Dolloff						RSU Awards			PSU Awards
						2/18/20	10,178	418,926	2020–2022	30,534	1,256,779
						2/23/21	18,794	773,561	2021–2023	37,588	1,547,122
Total							28,972	1,192,488		68,122	2,803,901
Jeffrey L. Tate						RSU Awards			PSU Awards
						9/3/19	4,277	176,041	2020–2022	20,719	852,794
						2/18/20	6,907	284,292	2021–2023	22,308	918,197
						2/23/21	11,154	459,099
Total							22,338	919,432		43,027	1,770,991
Steven K. Henderson						RSU Awards			PSU Awards
						2/8/19	1,334	54,907	2020–2022	7,706	317,179
						2/18/20	5,138	211,480	2021–2023	16,594	683,009
						5/15/20	2,667	109,774
						2/23/21	12,297	506,145
Total							21,436	882,306		24,300	1,000,188
Scott S. Douglas	12/17/18	*	45,587	36.33	12/16/28	RSU Awards			PSU Awards
						2/18/20	3,817	157,108	2020–2022	11,450	471,282
						2/23/21	6,164	253,710	2021–2023	12,328	507,420
Total			45,587				9,981	410,818		23,778	978,702

(1)

These option grants were issued subject to our standard vesting terms, become exercisable in one-third increments at 18 months, 30 months and 42 months following the grant date, and have a 10-year term.

* Option grant under the Deferred Compensation Program which becomes exercisable on March 15, approximately 15 months following the grant date, and have a 10-year term.

(2)	These amounts represent the unvested RSUs relating to each of the listed grants. One-third of each RSU award vests on the first, second, and third anniversaries of the grant date.

(3)

Values shown in these columns were calculated by multiplying the number of units shown in the prior column by the per share value of $41.16, the closing market price of our common stock on December 31, 2021.

(4)	PSU awards were granted in connection with our HRC Committee’s first quarter meeting and have a three-year performance period ending on December 31.

(5)

The 2020-2022 PSU awards and the 2021-2023 PSU awards are disclosed at the target payout (100% of the base award) because the combination of Leggett’s TSR ranking as of December 31, 2021 and our projected EBIT CAGR for the performance periods place the anticipated payouts between the threshold level and the target level. The one exception is Mr. Henderson’s 2020-2022 PSU award, which is disclosed at the threshold payout (50% of the base award) because that award is projected to vest below the threshold level. The PSUs are described at page 29.

41

Executive Compensation and Related Matters

Option Exercises and Stock Vested in 2021

The following table reports the stock awards vested in 2021 and the value realized by the NEOs upon such vesting. The stock award amounts represent the payout of the 2019-2021 PSU awards at the end of the performance period on December 31, 2021, as well as certain RSU awards that vested during the year.

	Option Awards		Stock Awards(1)
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Karl G. Glassman	146,271	$3,276,116	86,934	$3,587,585
J. Mitchell Dolloff			29,978	1,237,406
Jeffrey L. Tate			22,139	941,467
Steven K. Henderson			6,568	304,444
Scott S. Douglas			12,069	498,077

(1)	Amounts reported in these columns consist of vested 2019-2021 PSU awards and certain RSU awards, allocated as follows:

	2019-2021 PSU		RSU Awards
Name	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Karl G. Glassman	73,338	$3,018,592	13,596	$568,993
J. Mitchell Dolloff	24,889	1,024,431	5,089	212,975
Jeffrey L. Tate	14,409	593,074	7,730	348,393
Steven K. Henderson	0	0	6,568	304,444
Scott S. Douglas	10,161	418,227	1,908	79,850

Dollar amounts shown above are calculated based upon the closing price of the Company’s stock on the vesting date. For those shares distributed to the NEOs upon the PSUs vesting, they may continue to hold the shares or sell them in accordance with applicable laws and Company policies. 50% of the 2019-2021 PSU awards were distributed in shares of Leggett stock, and the balance was distributed in cash. The RSU awards were settled entirely in shares of Leggett stock.

Pension Benefits in 2021

We had a voluntary, tax-qualified, defined benefit pension plan (the “Retirement Plan”), which was frozen December 31, 2006. Benefits accrued under the Retirement Plan were fixed as of that date, and the Retirement Plan was closed to new participants. Of our current NEOs, only Mr. Glassman and Mr. Douglas participated in the Retirement Plan before it was frozen. Participants no longer accrue additional benefits under the Retirement Plan, however, the present value of the benefits may increase or decrease each year based on the assumptions used to calculate the benefit for financial reporting purposes.

The Retirement Plan required a contribution from participating employees of 2% of base salary. The normal monthly retirement benefit is the total of 1% of the employee’s average monthly salary for each year of participation in the Retirement Plan. Benefits are calculated based on actual years of participation in the Retirement Plan, and benefits become payable when a participant reaches age 65 (normal retirement age). Mr. Glassman and Mr. Douglas are eligible for early retirement benefits under the Retirement Plan (minimum age 55 and at least 15 years of service), under which they would receive a monthly benefit reduced by 1/180th for the first 60 months and a monthly benefit reduced by 1/360th for any additional months before reaching normal retirement age.

42	2022 Proxy Statement

Executive Compensation and Related Matters

The following table lists the present value of accumulated benefits payable to the NEOs under the Retirement Plan:

Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Karl G. Glassman	40	$399,115
J. Mitchell Dolloff	N/A
Jeffrey L. Tate	N/A
Steven K. Henderson	N/A
Scott S. Douglas	34	293,989

To calculate the present value of the accumulated Retirement Plan benefit, we took the annual accrued benefit through December 31, 2021 that would be payable at normal retirement age, assuming no future contributions. We converted that amount to a lump sum using an annuity factor from the PRI2012 mortality table and discounted that amount back to December 31, 2021 using a 2.5% discount rate. These assumptions are the same as those used for financial reporting purposes found in Note M to Consolidated Financial Statements to our Annual Report on Form 10-K for the year ended December 31, 2021, except those are reported on a weighted average basis for all plans.

Non-Qualified Deferred Compensation in 2021

The following table provides the aggregate 2021 contributions, earnings, withdrawals, and ending balances for each NEO’s deferred compensation accounts. The year-end balances are based on the $41.16 closing market price of our common stock on December 31, 2021.

Name	Deferral Type or Program(1)	Executive Contributions in 2021(2)	Company Contributions in 2021(2)	Aggregate Earnings in 2021(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2021(4)
Karl G. Glassman	ESU	$238,865	$359,083	$130,222		$12,800,143
	DSU	600,005	150,001	(269,767)	$503,843	7,226,091
	EDSP			(27,037)		270,319
Total		838,870	509,084	(149,774)	503,843	20,286,324
J. Mitchell Dolloff	ESU	139,804	20,301	253,451		3,633,784
	DSU	441,115	110,279	(57,824)	619,964	3,389,608
Total		580,919	310,186	195,627	619,964	7,023,392
Jeffrey L. Tate	ESU	95,230	138,067	44,413		526,899
	DSU	98,303	24,576	(7,368)		254,657
Total		193,533	162,643	37,045		781,556
Steven K. Henderson	ESU	87,690	118,353	30,004		847,970
	DSU	70,055	17,514	(21,445)		472,887
Total		157,745	135,867	8,559		1,320,857
Scott S. Douglas	ESU	71,566	99,821	74,259		2,629,364
	DSU	289,828	72,457	14,821		765,617
Total		361,394	172,278	89,080		3,394,981

(1)	Deferral Type or Program:
ESU—Executive Stock Unit Program (see description at page 30)
DSU—Deferred Compensation Program—Stock Units (see description at page 31)

EDSP—Executive Deferred Stock Program. This is a frozen program under which executives deferred the gain from their stock option exercises from 1 to 15 years. Upon deferral, the participant was credited with stock units representing the net option shares deferred, and the units accumulate dividend equivalents during the deferral period.

(2)	Amounts reported in these columns are also included in the totals reported in the Summary Compensation Table.

43

Executive Compensation and Related Matters

(3)

Aggregate earnings include interest, dividends and the appreciation (or depreciation) of the investments in which the accounts are held. The following amounts, representing preferential earnings relating to interest and dividends paid in 2021 on the ESU and Deferred Compensation Programs, are reported in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table: Glassman—$124,281; Dolloff—$40,444; Tate—$2,196; Henderson—$5,904; and Douglas—$13,166.

(4)

Of the balances reported in this column (which are net of distributions from prior years’ deferrals), the following aggregate amounts were included in the totals reported in the Summary Compensation Table as executive contributions, company contributions, or preferential earnings in 2019, 2020 and 2021: Glassman—$5,027,997; Dolloff—$3,171,289; Tate—$787,131 ; Henderson—$622,873 (2020 and 2021 only); and Douglas—$1,300,923.

Potential Payments upon Termination or Change in Control

This section describes the payments and benefits that may be received by our NEOs upon termination of employment, in excess of the amounts generally paid to our salaried employees upon termination of employment. None of the NEOs have employment agreements and all are considered at-will employees.

Severance Benefit Agreements. Each of our NEOs has a severance benefit agreement which provides for specific payments and benefits upon certain termination events or a change in control of the Company. Upon a change in control of the Company, the severance agreements provide for severance payments and benefits over 24 months (the “Protected Period”).

In general, a change in control is deemed to occur when: (i) a shareholder acquires shares giving it ownership of 40% or more of our common stock, (ii) the current directors or their “successors” no longer constitute a majority of the Board of Directors, (iii) after a merger or consolidation with another corporation, less than 65% of the voting securities of the surviving corporation are owned by our former shareholders, (iv) the Company is liquidated or sells substantially all of its assets to an unrelated third party, or (v) the Company enters into an agreement or publicly announces an intent to take actions which would result in a change in control.

The payments and benefits payable under the severance agreements are subject to a “double trigger”; that is, they become payable only after both (i) a change in control of the Company and (ii) the executive officer’s employment is terminated by the Company (except for cause or upon disability) or the executive officer terminates his employment for “good reason.” In general, the executive officer would have good reason to terminate his employment if he were required to relocate or experienced a reduction in job responsibilities, compensation or benefits, or if the successor company did not assume the obligations under the agreement. The Company may cure the “good reason” for termination within 30 days of receiving notice of such from the executive.

If the Company terminates the executive for cause, the severance benefits do not become payable. Events triggering a termination for cause include (i) conviction of a felony or any crime involving Company property, (ii) willful breach of the Code of Conduct or Financial Code of Ethics that causes significant injury to the Company, (iii) willful act or omission of fraud, misappropriation or dishonesty that causes significant injury to the Company or results in material enrichment of the executive at the Company’s expense, (iv) willful violation of specific written directions of the Board following notice of such violation, or (v) continuing, repeated, willful failure to substantially perform duties after written notice from the Board.

Once the double trigger conditions are satisfied, the executive becomes entitled to receive the following payments and benefits:

•	Base salary through the date of termination.

•	Pro-rata annual incentive award based upon the actual results under the Key Officers Incentive Plan for the year of termination.

•	Severance payments equal to 200% of base salary and target annual incentive paid in bi-weekly installments over 24 months following the date of termination.

•

Continuation of health insurance, life insurance and fringe benefits for 24 months following the date of termination, as permitted by the Internal Revenue Code, or an equivalent bi-weekly cash payment.

44	2022 Proxy Statement

Executive Compensation and Related Matters

•	Lump sum additional retirement benefit based upon the actuarial equivalent of an additional 24 months of continuous service following the date of termination.

The executive is not required to mitigate the amount of any termination payment or benefit provided under his severance benefit agreement, but any health insurance or fringe benefits he may receive from a new job will reduce any benefits provided under the agreement.

Mr. Douglas has a different version of the severance benefit agreement, last amended in 2008, the terms of which are substantially similar to those described above, with the following exceptions: (i) the Protected Period is 12 months, (ii) the pro-rata annual incentive for the year of termination is based upon the maximum payout under the KOIP, (iii) severance payments are equal to 100% of base salary and target annual incentive over a 12 month period, (iv) health insurance and fringe benefits continued for 12 months following the date of termination, and (v) the lump sum additional retirement benefit is based upon 12 months of additional service. This agreement also provides that, prior to a change in control, the Company must provide three months’ prior notice to terminate his employment.

Accelerated Vesting of PSUs and RSUs. The terms and conditions of the PSU and the RSU awards provide for “double trigger” vesting (a termination of employment following a change in control), such that all outstanding PSUs will vest at the maximum 200% payout and all unvested RSUs become vested. The acceleration of equity-based award vesting upon a change in control is designed to ensure that ongoing employees receive the benefit of the transaction by having the opportunity to realize value from their equity-based awards at the time of the transaction.

The tables below provide the estimated potential payments and benefits that the NEOs would receive in the event of any termination of employment. We have used the following assumptions and methodology to calculate these amounts:

•	Each termination of employment is deemed to have occurred on December 31, 2021. Potential payments reflect the benefits and arrangements in effect on that date.

•

The tables reflect only the additional payments and benefits the NEOs would be entitled to receive as a result of the termination of employment. Fully vested benefits described elsewhere in this proxy statement (such as deferred compensation accounts and pension benefits) and payments generally available to U.S. employees upon termination of employment (such as accrued vacation) are not included in the tables.

•	To project the value of stock plan benefits, we used the December 31, 2021 closing market price of our common stock of $41.16 per share and a dividend yield of 4.1%.

The potential payments and benefits presented in the following tables are only estimates provided solely for disclosure purposes and may vary from the amounts that are ultimately paid in connection with an actual termination of employment.

Potential Payments upon Termination Following a Change in Control

Name	Severance Payments(1)	Vesting of PSU Awards(2)	Vesting of RSU Awards(3)	Retirement Benefits(4)	Health and Life Insurance Benefits(5)	Total
Karl G. Glassman	$5,512,500	$7,293,024	$3,013,653	$1,782,531	$46,177	$17,647,885
J. Mitchell Dolloff	3,200,000	2,902,618	1,192,488	626,960	30,317	7,952,383
Jeffrey L. Tate	2,160,000	1,793,228	919,432	311,065	41,546	5,225,271
Steven K. Henderson	1,947,600	1,333,908	882,306	296,916	46,177	4,506,907
Scott S. Douglas	984,000	990,990	410,818	208,393	22,440	2,616,641

(1)

This amount represents the total bi-weekly cash severance payments made during the Protected Period pursuant to the severance agreements. The severance agreements for Mr. Glassman, Mr. Tate, Mr. Dolloff, and Mr. Henderson also provide for a pro-rata annual incentive payment for the year in which the termination occurs; however, this amount vests under the KOIP on December 31 of each year, so no incremental compensation would have been payable as of December 31, 2021. Mr. Douglas’ severance agreement provides for a pro-rata annual incentive payment at the maximum payout level, so his severance payment also includes the difference between his actual 2021 KOIP payout and the maximum payout.

45

Executive Compensation and Related Matters

(2)

Upon a termination of employment following a change in control, the PSU awards provide for payout at the maximum 200%. These amounts represent the incremental portion of the award attributable to the additional vesting beyond December 31, 2021: 33% of the 2020-2022 PSU awards and 67% of the 2021-2023 PSU awards.

(3)

Upon a termination of employment following a change in control, the RSU awards provide for vesting of all outstanding RSUs. This amount represents the value of the NEOs’ unvested RSUs on December 31, 2021.

(4)

This amount represents the additional retirement benefit due under the severance agreements based upon additional Company contributions under the Executive Stock Unit Program, the Retirement K, and the Retirement K Excess Plan for the length of the Protected Period.

(5)	This amount represents the value of continuation of health insurance and life insurance premiums which continue through the Protected Period under the severance agreements.

Potential Payments Following Death or Disability

Name	Vesting of PSU Awards(1)	Vesting of RSU Awards(2)	Total
Karl G. Glassman	$3,646,512	$3,013,653	$6,660,165
J. Mitchell Dolloff	1,451,309	1,192,488	2,643,797
Jeffrey L. Tate	896,614	919,432	1,816,046
Steven K. Henderson	666,954	882,306	1,549,260
Scott S. Douglas	495,495	410,818	906,313

(1)

Upon a termination of employment following death or disability, the PSU awards provide for immediate vesting at 100% of the base award. These amounts represent the incremental portion of the award attributable to the additional vesting beyond December 31, 2021: 33% of the 2020-2022 PSU awards and 67% of the 2021-2023 PSU awards.

(2)	Upon a termination of employment following death or disability, the RSU awards provide any outstanding portion of the award will vest immediately.

In the event of a termination of employment due to a NEO’s death, the standard salaried employee’s life insurance benefit is payable at two times base salary (up to a maximum $800,000), which doubles in the event of death due to an accident.

Potential Payments Following Retirement

Name	Vesting of RSU Awards(1)
Karl G. Glassman	$3,013,653
J. Mitchell Dolloff	1,192,488
Jeffrey L. Tate
Steven K. Henderson
Scott S. Douglas	410,818

(1)

Following a qualifying retirement, the RSU awards provide any outstanding portion of the award will continue to vest on each future vesting date. Mr. Tate and Mr. Henderson do not yet meet the age and service requirements for retirement eligibility under the RSU awards.

46	2022 Proxy Statement

Executive Compensation and Related Matters

CEO Pay Ratio

The following pay ratio disclosure is the Company’s reasonable, good faith estimate based upon the methodology described below, pursuant to SEC rules.

The annual compensation of Leggett’s Chief Executive Officer for 2021 (as set forth in the Summary Compensation Table on page 37, plus the value of employer-provided health benefits) was $9,222,103, and the annual compensation for our median employee (including employer-provided health benefits) was $48,862 resulting in a ratio of 189 to 1.

As a multi-national manufacturing company, a majority of Leggett’s workforce is employed outside the United States. In addition, approximately three-fourths of Leggett’s employees are hourly-paid production workers. Leggett operates 130 manufacturing facilities in 17 countries, and we offer competitive compensation and benefits in line with local labor markets and in accordance with applicable laws.

There have been no significant changes in our employee population or compensation arrangements for 2021 that we reasonably believe would result in a significant change to our pay ratio disclosure since identifying the median employee in 2020. Therefore, the same individual identified as the median employee for 2020 has been used for the 2021 pay ratio. In determining the 2020 median employee, we used cash compensation paid during fiscal year 2020 as the consistently applied compensation measure, which consisted of wages, overtime, salary and bonuses. Compensation of non-U.S. employees was converted from local currency to U.S. dollars using exchange rates in effect on December 31, 2020. For those employees hired and/or separated from service in 2020, their cash compensation paid in 2020 was annualized. As of November 1, 2020, we had a total of 19,685 employees world-wide. In establishing the population from which to identify our median employee, we excluded all employees located in Brazil (366), Hungary (124), India (262) and South Africa (149) under the 5% de minimis exception of the applicable rule, based upon the 19,685 total. We gathered compensation data for a statistically relevant, randomized sample of 400 employees from across our entire, world-wide employee base (less the de minimis exclusion described above and excluding the CEO).

47

Security Ownership

Security Ownership of Directors and Executive Officers

The table below sets forth the beneficial ownership of our common stock on March 10, 2022, by the Company’s directors, the Named Executive Officers, as well as all directors and executive officers as a group.

	Number of Shares or Units Beneficially Owned

Directors and Executive Officers	Common Stock	Stock Units(1)	Options Exercisable within 60 Days	Total	% of Class(2)

Angela Barbee, Director		3,899		3,899

Mark A. Blinn, Director	13,759			13,759

Robert E. Brunner, Director	10,067	45,848		55,915

Mary Campbell, Director	1,389	14,643	4,274	20,306

J. Mitchell Dolloff, President and Chief Executive Officer, Director	88,363	198,776		287,139	0.21%

Scott S. Douglas, Senior VP—General Counsel and Secretary	16,184	62,408	45,587	124,179

Manuel A. Fernandez, Director	38,318	9,535		47,853

Karl G. Glassman, Executive Chairman, Director	418,592	473,176	176,417	1,068,185	0.79%

Steven K. Henderson, Executive VP, President—Specialized and FF&T Products	16,238	47,788		64,026

Joseph W. McClanathan, Director	28,894	7,327		36,221

Judy C. Odom, Lead Director	28,345	36,545		64,890

Srikanth Padmanabhan, Director	16,080			16,080

Jai Shah, Director	3,819	13,386	12,865	30,070

Jeffrey L. Tate, Executive VP and Chief Financial Officer	21,139	41,481		62,620

Phoebe A. Wood, Director	37,242	19,400		56,642

All executive officers and directors as a group (20 persons)	798,293	1,082,805	239,143	2,120,241	1.57%

(1)

Stock units include shares under the Company’s Executive Deferred Stock, Executive Stock Unit, and Deferred Compensation Programs and restricted stock unit grants. Participants have no voting rights with respect to stock units. In each program, stock units are converted to shares of common stock upon distribution (although stock units may be settled in cash if there are not sufficient shares reserved for future issuance under the Flexible Stock Plan), which occurs at a specified date or upon termination of employment. None of the stock units listed are scheduled for distribution within 60 days.

(2)

Beneficial ownership of less than .1% of the class is not shown. Stock units and options exercisable within 60 days are considered as stock outstanding for the purpose of calculating the ownership percentages.

48	2022 Proxy Statement

Security Ownership

Security Ownership of Certain Beneficial Owners

The Company knows of no beneficial owner of more than 5% of its common stock as of March 8, 2022, except as set out below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding

BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	14,169,171	10.6%

The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	12,144,766	9.11%

State Street Corporation(3) One Lincoln Street Boston, MA 02111	10,702,839	8.02%

(1)

BlackRock, Inc. (“BlackRock”) is deemed to have sole voting power with respect to 13,849,985 shares and sole dispositive power with respect to 14,169,171 shares. This information is based on Schedule 13G/A of BlackRock filed January 10, 2022, which reported beneficial ownership as of December 31, 2021.

(2)

The Vanguard Group (“Vanguard”) is deemed to have shared voting power with respect to 62,785 shares, sole dispositive power with respect to 11,961,381 shares, and shared dispositive power with respect to 183,385 shares. This information is based on Schedule 13G/A of Vanguard filed February 9, 2022, which reported beneficial ownership as of December 31, 2021.

(3)

State Street Corporation (“SSC”) is deemed to have shared voting power with respect to 10,462,484 shares and shared dispositive power with respect to 10,702,839 shares. This information is based on Schedule 13G of SSC filed February 11, 2022, which reported beneficial ownership as of December 31, 2021.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports of ownership and changes in ownership of common stock with the SEC. We must identify in this proxy statement those persons for whom reports were not filed on a timely basis. Based solely on a review of the forms that have been filed and written representations from the reporting persons, we believe that all Section 16 filing requirements applicable to such persons were complied with during 2021.

49

Equity Compensation Plan Information

The following table shows the number of outstanding options, warrants and rights, and shares available for future issuance under all the Company’s equity compensation plans as of December 31, 2021. All of our current equity compensation plans have been approved by our shareholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)

Equity compensation plans approved by shareholders	4,604,496	(1)	$41.02	14,316,264	(2)(3)

Equity compensation plans not approved by shareholders	N/A		N/A	N/A

Total	4,604,496		$41.02	14,316,264

(1)	This number represents the stock issuable under the Flexible Stock Plan:

Options	326,982
Vested Stock Units	3,318,042
Unvested Stock Units	959,472

This includes 326,982 options outstanding and 4,277,514 stock units convertible to common stock. The stock units include grants of RSUs and PSUs covering 932,935 shares that are still subject to forfeiture if vesting conditions are not satisfied. The remaining stock units are held in our ESU, Deferred Compensation and Executive Deferred Stock Programs, and only 26,537 of those stock units are unvested. See pages 30 and 31 for descriptions of these programs.

(2)

Shares available for future issuance include: 10,926,257 shares under the Flexible Stock Plan and 3,390,007 shares under the Discount Stock Plan, a Section 423 employee stock purchase plan. Columns (a) and (b) are not applicable to stock purchase plans.

(3)

Of the 10,926,257 shares available under the Flexible Stock Plan as of December 31, 2021, shares issued as options or stock appreciation rights count as one share against the Plan, and shares issued as all other types of awards count as three shares against the Plan.

50	2022 Proxy Statement

Q&A – Proxy Materials and Annual Meeting

Why did I receive these materials?

The Board of Directors is providing these materials to you in connection with its solicitation of proxies for the Company’s Annual Meeting on May 17, 2022. As a Leggett shareholder, you are entitled and encouraged to vote on the proposals presented in these proxy materials. We invite you to attend the virtual Annual Meeting, but you do not have to attend to be able to vote.

Where can I obtain financial information about Leggett?

Our Annual Report to Shareholders, including our Form 10-K with financial statements for 2021, is enclosed in the same mailing with this proxy statement. The Company’s Proxy Statement and Annual Report to Shareholders (including Form 10-K) are also available at www.leggett.com/proxymaterials. Information on our website does not constitute part of this proxy statement.

How do I register for and attend the virtual Annual Meeting?

To register for the virtual Annual Meeting:

•

No later than 5:00 p.m. Central Time on May 16, 2022, visit register.proxypush.com/LEG on your smartphone, tablet or computer. You will need the latest version of Chrome, Safari, Internet Explorer 11, Edge or Firefox.

•	You will then be required to enter your shareholder control number located on your proxy card or voter instruction card.

After completing the registration process, you will receive a confirmation e-mail. Then, approximately 1 hour prior to the start of the Annual Meeting, you will receive an email at the address you provided during registration with a unique link to access the virtual Annual Meeting via a live webcast.

The live webcast of the Annual Meeting will begin promptly at 10:00 a.m. Central Time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for you to log-in and test your device’s settings. We encourage you to access the meeting in advance of the designated start time. If you have difficulties logging into the Annual Meeting, refer to the technical resources provided in the meeting access email.

The virtual Annual Meeting has been designed to provide substantially the same rights to participate as you would have at an in-person meeting.

How can I ask questions?

During the registration process, you will be able to submit a question to be addressed at the Annual Meeting, subject to the rules and procedures established for the meeting. Shareholder attendees will also be able to submit questions during the Annual Meeting. We intend to answer questions pertinent to Company matters as time allows during the Annual Meeting. Questions that are substantially similar may be grouped and answered once to avoid repetition. Guidelines for submitting written questions will be available in the rules of conduct for the Annual Meeting. In the event we are unable to respond to all of the appropriate shareholder questions during the time allotted at the Annual Meeting, those questions and the Company’s responses will subsequently be posted to the Investor Relations section of our website.

What shares can I vote?

The only class of outstanding voting securities is the Company’s common stock. Each share of common stock issued and outstanding at the close of business on March 8, 2022 (the “Record Date”) is entitled to one vote on each matter submitted to a vote at the Annual Meeting. On the Record Date, we had 133,879,304 shares of common stock issued and outstanding.

51

Questions and Answers

You may vote all shares of Leggett common stock you owned on the Record Date. This includes shares held directly in your name as the shareholder of record and shares held for you as the beneficial owner through a broker, trustee or other nominee, sometimes referred to as shares held in “street name.”

Shareholder of Record: If your shares are registered directly in your name with our transfer agent, Equiniti, you are the shareholder of record, and these proxy materials were sent to you directly. We have enclosed a proxy card for you to use. As the shareholder of record, you have the right to grant your proxy vote directly or to vote at the virtual Annual Meeting.

Beneficial Owner: If you hold shares in a brokerage account or through some other nominee, you are the beneficial owner of the shares, and these proxy materials were delivered by the broker, trustee or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares by proxy. Although you are invited to attend the virtual Annual Meeting, you may not vote these shares at the virtual Annual Meeting unless (i) you obtain a legal proxy from the broker, trustee or nominee and (ii) send a copy of your legal proxy to EQSS-ProxyTabulation@equiniti.com in advance of the meeting.

How do I submit my vote?

You may vote your shares (i) online at www.proxypush.com/leg, (ii) by signing and returning the proxy or voting instruction card, or (iii) by registering in advance to attend the virtual Annual Meeting and following the voting instructions provided in the virtual meeting platform. If you vote online, you do not need to return your proxy or voting instruction card, but you will need to have it in hand when you access the voting website. Specific voting instructions are found on the proxy card or voting instruction card included with this proxy statement. Even if you plan to attend the virtual Annual Meeting, we encourage you to vote your shares in advance.

The Board recommends you vote FOR each of the director nominees in Proposal One, FOR the ratification of PwC in Proposal Two, and FOR the approval of Named Executive Officer compensation in Proposal Three. All shares for which proxies have been properly submitted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you returned a signed proxy card without marking one or more proposals, your proxy will be voted in accordance with the Board’s recommendations.

Can I change my vote?

Shareholder of Record: If you are a shareholder of record, you may change your vote or revoke your proxy any time before the Annual Meeting by (i) submitting a valid, later-dated proxy, (ii) submitting a valid, subsequent vote online, (iii) notifying the Company’s Secretary that you have revoked your proxy, or (iv) by registering in advance to attend the virtual Annual Meeting and following the voting instructions provided in the virtual meeting platform.

Beneficial Owner: If you hold shares as the beneficial owner, you may change your vote by (i) submitting new voting instructions to your broker, trustee or nominee or (ii) voting at the virtual Annual Meeting if you have obtained a legal proxy from your broker, trustee or nominee and sent a copy of your legal proxy to EQSS-ProxyTabulation@equiniti.com in advance of the meeting.

How many votes are needed to conduct business at the Annual Meeting?

A majority of the outstanding shares of common stock entitled to vote must be present at the virtual Annual Meeting, or represented by proxy, in order to meet the quorum requirement to transact business. Both abstentions and broker non-votes (described below) are counted in determining a quorum. If a quorum is not present, the Annual Meeting will be adjourned for no more than 90 days to reach a quorum.

52	2022 Proxy Statement

Questions and Answers

What vote is required to elect a director?

A director nominee must receive the affirmative vote of a majority of those shares present (either by virtual attendance at the Annual Meeting or by proxy) and entitled to vote.

As required by our Corporate Governance Guidelines, each nominee has submitted a contingent resignation to the Nominating, Governance and Sustainability Committee in order to be nominated for election as a director. If a nominee fails to receive a majority of the votes cast in the director election, the NGS Committee will make a recommendation to the Board of Directors whether to accept or reject the director’s resignation and whether any other action should be taken. If a director’s resignation is not accepted, that director will continue to serve until the Company’s next Annual Meeting or until his or her successor is duly elected and qualified. If the Board accepts the resignation, it may, in its sole discretion, either fill the resulting vacancy or decrease the size of the Board to eliminate the vacancy.

What vote is required to approve the other proposals?

The affirmative vote of the holders of a majority of the shares present virtually at the Annual Meeting or represented by proxy and entitled to vote is required for ratification of PwC as Leggett’s independent registered public accounting firm. Since the vote on Named Executive Officer compensation is advisory, the Board will give due consideration to the outcome; however, the proposal is not approved as such.

What is the effect of an abstention vote on the election of directors and other proposals?

A share voted abstain with respect to any proposal is considered present and entitled to vote with respect to that proposal. For proposals requiring a majority vote in order to pass, an abstention will have the effect of a vote against the proposal.

What is the effect of a broker non-vote?

If you are the beneficial owner of shares held through a broker or other nominee and do not vote your shares or provide voting instructions, your broker may vote for you on routine proposals but not on non-routine proposals. Therefore, if you do not vote on the non-routine proposals or provide voting instructions, your broker will not be allowed to vote your shares—this will result in a broker non-vote. Broker non-votes are not counted as shares present and entitled to vote, so they will not affect the outcome of the vote. All proposals on the agenda are non-routine, other than the ratification of PwC as the Company’s auditor.

Who pays the cost of soliciting votes at the Annual Meeting?

Leggett is making this solicitation and will pay the full cost of preparing, printing, assembling and mailing these proxy materials. Upon request, we will also reimburse brokers and other nominees for forwarding proxy and solicitation materials to shareholders.

We have hired Alliance Advisors, LLC to assist in the solicitation of proxies by mail, telephone, in person or otherwise. Alliance’s solicitation fees are expected to be $10,500, plus expenses. If necessary to ensure sufficient representation at the meeting, Company employees, at no additional compensation, may request the return of proxies from shareholders.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and plan to issue a press release promptly after the meeting. Within four business days after the Annual Meeting, we will file a Form 8-K reporting the vote count.

53

Questions and Answers

What should I do if I receive more than one set of proxy materials?

You may receive multiple sets of proxy materials if you hold shares in more than one brokerage account or if you are a shareholder of record and have shares registered in more than one name. Please vote the shares on each proxy card or voting instruction card you receive.

We have adopted householding which allows us, unless a shareholder withholds consent, to send one set of proxy materials to multiple shareholders sharing the same address. Each shareholder at a given address will receive a separate proxy card. If you currently receive multiple sets of proxy materials and wish to have your accounts householded, or if you want to opt out of householding, call EQ Shareowner Services at 800-468-9716 or send written instructions to EQ Shareowner Services, Attn: Leggett & Platt, Incorporated, P.O. Box 64854, St. Paul, MN 55164-0854. You will need to provide your Equiniti account number, which can be found on your proxy card.

Many brokerage firms practice householding as well. If you have a householding request for your brokerage account, please contact your broker.

How may I obtain another set of proxy materials?

If you received only one set of proxy materials for multiple shareholders of record and would like us to send you another set this year, please call 800-888-4569 or write to Leggett & Platt, Incorporated, Attn: Investor Relations, 1 Leggett Road, Carthage, MO 64836, and we will deliver these documents to you promptly upon your request. You can also access a complete set of proxy materials (the Notice of Meeting, Proxy Statement, and Annual Report to Shareholders including Form 10-K) online at www.leggett.com/proxymaterials. To ensure that you receive multiple copies in the future, please contact your broker or Equiniti at the number or address in the preceding answer to withhold your consent for householding.

What is the deadline to propose actions for next year’s Annual Meeting?

Shareholders may propose actions for consideration at future Annual Meetings either by presenting them for inclusion in the Company’s proxy statement or by soliciting votes independent of our proxy statement. To be properly brought before the meeting, all shareholder actions must comply with our bylaws, as well as SEC requirements under Regulation 14A. Leggett’s bylaws are posted on our website at www.leggett.com/governance. Notices specified for the types of shareholder actions set forth below must be addressed to Leggett & Platt, Incorporated, Attn: Corporate Secretary, 1 Leggett Road, Carthage, MO 64836.

Shareholder Proposal Included in Proxy Statement: If you intend to present a proposal at the 2023 Annual Meeting, SEC rules require that the Corporate Secretary receive the proposal at the address given above by December 1, 2022 for possible inclusion in the proxy statement. We will decide whether to include a proposal in the proxy statement in accordance with SEC rules governing the solicitation of proxies.

Shareholder Proposal Not Included in Proxy Statement: If you intend to present a proposal at the 2023 Annual Meeting by soliciting votes independent of the Company’s proxy statement, Section 1.2 of our bylaws requires that the Company receive timely notice of the proposal—no earlier than January 17, 2023 and no later than February 16, 2023. This notice must include a description of the proposed business, your name and address, the number of shares you hold, any of your material interests in the proposal, and other matters specified in the bylaws. The nature of the business also must be appropriate for shareholder action under applicable law. The bylaw requirements also apply in determining whether notice is timely under SEC rules relating to the exercise of discretionary voting authority.

Director Nominees: If you wish to recommend a director candidate for the NGS Committee’s consideration, submit a proxy access director nominee, or nominate a director candidate outside of the Company’s nomination process, see the requirements described under Consideration of Director Nominees and Diversity on page 8.

54	2022 Proxy Statement

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 17, 2022

10:00 a.m. Central Time

Virtual Meeting Only – No Physical Meeting Location

To register for the virtual Annual Meeting:

•

No later than 5:00 p.m. Central Time on May 16, 2022, visit register.proxypush.com/leg on your smartphone, tablet or computer. You will need the latest version of Chrome, Safari, Internet Explorer 11, Edge or Firefox.

•	You will then be required to enter your shareholder control number located in the upper right-hand corner on the reverse side of this proxy card.

After registering, you will receive a confirmation email. Then, approximately 1 hour prior to the start of the meeting, you will receive an email at the address you provided during registration with a unique link to access the virtual Annual Meeting via a live webcast.

LEGGETT & PLATT, INCORPORATED 1 Leggett Road Carthage, Missouri 64836	proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder of Leggett & Platt, Incorporated, a Missouri corporation (the “Company”), hereby acknowledges receipt of the Notice of 2022 Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended December 31, 2021, and hereby appoints Karl G. Glassman, J. Mitchell Dolloff and Scott S. Douglas as proxies and attorneys-in-fact, with full power of substitution to represent the undersigned at the 2022 Annual Meeting of Shareholders of the Company to be held in a virtual format only on May 17, 2022 at 10:00 a.m. Central, and at any adjournment thereof, and to vote all shares that the undersigned would be entitled to vote if personally present.

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF PRICEWATER- HOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND FOR APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THE COMPANY’S PROXY STATEMENT.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

PLEASE VOTE BY INTERNET OR MARK, SIGN, DATE AND RETURN

THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address change? Check this box and indicate changes below: ☐

Return Your Proxy by Mail or Vote by Internet 24 Hours a Day, 7 Days a Week
Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.proxypush.com/leg Use the Internet to vote your proxy.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by May 16, 2022.
If you vote your proxy by Internet, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR each of the director nominees in Proposal 1 and FOR Proposals 2 and 3.

1. Election of directors:
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

a.	Angela Barbee	☐	☐	☐	g.	Karl G. Glassman	☐	☐	☐

b.	Mark A. Blinn	☐	☐	☐	h.	Joseph W. McClanathan	☐	☐	☐

Please fold here – Do not separate

c.	Robert E. Brunner	☐	☐	☐	i.	Judy C. Odom	☐	☐	☐

d.	Mary Campbell	☐	☐	☐	j.	Srikanth Padmanabhan	☐	☐	☐

e.	J. Mitchell Dolloff	☐	☐	☐	k.	Jai Shah	☐	☐	☐

f.	Manuel A. Fernandez	☐	☐	☐	l.	Phoebe A. Wood	☐	☐	☐

2. Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022.	☐	For	☐	Against	☐	Abstain

3. An advisory vote to approve named executive officer compensation as described in the Company’s proxy statement.	☐	For	☐	Against	☐	Abstain

4. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

IN THEIR DISCRETION, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

Date

Signature(s) in Box

Please sign exactly as your name appears on this card. If stock is jointly owned, all parties must sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing.